Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of June 20, 2007, by and among: QUEST SOFTWARE, INC., a California corporation (“Parent”); QUICKSTEP ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); SCRIPTLOGIC CORPORATION, a Delaware corporation (the “Company”); the stockholders of the Company identified on Schedule I (collectively, the “Key Stockholders”); and INSIGHT VENTURE PARTNERS, LLC as the Stockholders’ Representative (the “Stockholders’ Representative”). Certain other capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company (the “Merger”) in accordance with this Agreement and the Delaware General Corporation Law (the “DGCL”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

B. This Agreement has been approved by the respective boards of directors of Parent, Merger Sub and the Company.

AGREEMENT

The parties to this Agreement agree as follows:

SECTION 1. DESCRIPTION OF TRANSACTION

1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Cooley Godward Kronish LLP, 3175 Hanover Street, Palo Alto, California, at 10:00 a.m., California time, on a date to be designated by Parent, which shall be no later than the third business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 7 and 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions, and other than the conditions set forth in Section 7.15, which shall need to be satisfied or waived only one business day prior to the Closing). (The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”) Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL and otherwise satisfactory in form and substance to Parent and the Company shall be duly executed by the Company and, concurrently with or as soon as practicable following the Closing, shall be delivered to the Secretary of State of the State of Delaware for filing. The Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Delaware (the “Effective Time”).

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1.4 Certificate of Incorporation and Bylaws; Directors and Officers.

(a) The Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety as of the Effective Time to conform to Exhibit B.

(b) The Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time.

(c) The directors and officers of the Surviving Corporation immediately after the Effective Time shall be the individuals identified on Schedule 1.4.

1.5 Conversion of Shares.

(a) Subject to Sections 1.8(b), 1.9 and 10, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i) each share of Series A Convertible Redeemable Preferred Stock, par value $0.001 per share, of the Company (“Company Preferred Stock”) outstanding immediately prior to the Effective Time shall be converted into the right to receive: (A) an amount in cash equal to: (1) the Preference Per Share Amount (as defined in Section 1.5(b)); plus (2) the Class A Per Share Amount (as defined in Section 1.5(b)); minus (3) the Escrow Contribution Amount (as defined in Section 1.5(b)) per share of Company Preferred Stock; plus (B) any consideration required to be released from the Escrow Fund with respect to such share of Company Preferred Stock to the former holder thereof in accordance with Section 10.7 (as and when such consideration is required to be released to such former holder); plus (C) any amount to be paid in respect of such share of Company Preferred Stock to the former holder thereof in accordance with Section 1.6(b);

(ii) each share of Class A Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive: (A) an amount in cash equal to: (1) the Class A Per Share Amount; minus (2) the Escrow Contribution Amount per share of Class A Common Stock; plus (B) any consideration required to be released from the Escrow Fund with respect to such share of Class A Common Stock to the former holder thereof in accordance with Section 10.7 (as and when such consideration is required to be released to such former holder); plus (C) any amount to be paid in respect of such share of Class A Common Stock to the former holder thereof in accordance with Section 1.6(b);

(iii) each share of Class B Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive: (A) an amount in cash equal to: (1) the Class A Per Share Amount; minus (2) $0.48; minus (3) the Escrow Contribution Amount per share of Class B Common Stock; plus (B) any consideration required to be released from the Escrow Fund with respect to such share of Class B Common Stock to the former holder thereof in accordance with Section 10.7 (as and when such consideration is required to be released to such former holder); plus (C) any amount to be paid in respect of such share of Class B Common Stock to the former holder thereof in accordance with Section 1.6(b); and

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(iv) each share of the common stock, par value $0.001, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

(b) For purposes of this Agreement:

(i) The “Aggregate Change of Control Amount” shall mean the aggregate amount of any severance, change of control or other payment, expenditure or liability (including the employer’s portion of any Taxes payable with respect to any such payment) of the Company or any other Acquired Corporation that arises or is expected to arise, is triggered or becomes due or payable, in whole or in part, as a direct or indirect result of the consummation (whether alone or in combination with any other event or circumstance) of the Merger or any of the other Contemplated Transactions (other than payments potentially payable following Closing under the Contracts listed on Schedule 1.5(b)(i) that would be triggered by a termination following the Closing and other than payments pursuant to Section 1.6).

(ii) The “Aggregate Preference Amount” shall be determined by multiplying the Preference Per Share Amount by the aggregate number of shares of Company Preferred Stock outstanding immediately prior to the Effective Time.

(iii) The “Aggregate Residual Consideration Amount” shall be the Aggregate Transaction Value minus the Aggregate Preference Amount.

(iv) The “Aggregate Transaction Value” shall be equal to: (A) $90,000,000; minus (B) 50% of the aggregate amount of all Transaction Expenses (including Transaction Expenses paid prior to the Effective Time and Transaction Expenses that are or will become payable at or after the Effective Time with respect to services performed or actions taken at or prior to the Effective Time); minus (C) the Aggregate Change of Control Amount; plus (D) the aggregate amount of the exercise prices for all unexercised Company Options that are outstanding immediately prior to the Effective Time with an exercise price less than the Class A Per Share Amount.

(v) The “Class A Per Share Amount” shall be equal to the amount determined by dividing: (A) the sum of: (1) the Aggregate Residual Consideration Amount; plus (2) the product of $0.48 multiplied by the aggregate number of shares of Class B Common Stock outstanding immediately prior to the Effective Time; by (B) the Fully Diluted Company Share Number.

(vi) “Effective Time Holder” shall mean each Non-Dissenting Stockholder and each holder of unexercised Company Options immediately prior to the Effective Time.

(vii) “Effective Time Share” shall mean each share of Company Capital Stock and each share of Company Common Stock subject to Company Options, in each case outstanding immediately prior to the Effective Time.

(viii) The “Escrow Amount” shall mean $12,000,000.

(ix) The “Escrow Contribution Amount” means, with respect to each Effective Time Share (excluding shares of Company Common Stock subject to Company Options which are not vested as of immediately prior to the Effective Time), an amount determined by multiplying: (A) the Escrow Amount; by (B) the fraction having a numerator equal to the amount by which: (1) the Merger

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Consideration payable pursuant to Sections 1.5(a) and 1.6(a), as the case may be, in respect of such Effective Time Share (including any amount contributed to the Escrow Fund with respect thereto but excluding any amounts potentially payable pursuant to Sections 1.6(b) and 10.7); exceeds (2) the Preference Per Share Amount, if any, payable in respect of such Effective Time Share pursuant to Section 1.5(a), and having a denominator equal to the amount by which: (1) the aggregate amount of Merger Consideration payable pursuant to Sections 1.5(a) and 1.6(a) (it being understood that the “Merger Consideration payable” to a holder of Company Options is calculated net of the deduction for the exercise price for such Company Options), as the case may be, in respect of all Effective Time Shares outstanding immediately prior to the Effective Time held by Non-Dissenting Stockholders and holders of Company Options which are vested as of immediately prior to the Effective Time (including any amount contributed to the Escrow Fund with respect thereto but excluding any amounts potentially payable pursuant to Sections 1.6(b) and 10.7); exceeds (2) the Aggregate Preference Amount.

(x) The “Fully Diluted Company Share Number” shall be the sum, without duplication, of: (A) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time (including any such shares that are subject to a repurchase option and including any such shares subject to issuance pursuant to Company Options exercised prior to the Effective Time); and (B) the aggregate number of shares of Company Common Stock purchasable under or otherwise subject to Company Options that are outstanding immediately prior to the Effective Time; and (C) the aggregate number of shares of Company Common Stock purchasable under or otherwise subject to warrants and other rights (other than Company Options) to acquire shares of Company Common Stock (whether or not immediately exercisable) outstanding immediately prior to the Effective Time; and (D) the aggregate number of shares of Company Preferred Stock outstanding immediately prior to the Effective Time, and (E) the aggregate number of shares of Company Common Stock issuable upon the conversion of any convertible securities of the Company (other than shares of Company Preferred Stock) outstanding immediately prior to the Effective Time.

(xi) An Effective Time Holder’s “Merger Consideration” shall be the consideration that such Effective Time Holder is entitled to receive pursuant to Section 1.5 and/or Section 1.6 in exchange for such Effective Time Holder’s Effective Time Shares.

(xii) The “Preference Per Share Amount” shall be $1.377, subject to adjustment to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected or declared by the Company with respect to the Company Preferred Stock after the execution of this Agreement and prior to the Effective Time.

(c) At the Effective Time (or after the Effective Time with respect to shares that lose their status as Dissenting Shares (as defined in Section 1.9(a))):

(i) Parent shall cause to be delivered to the Escrow Agent, as a contribution to the Escrow Fund with respect to each share of Company Capital Stock held by the Non-Dissenting Stockholders immediately prior to the Effective Time, an amount equal to the Escrow Contribution Amount applicable to such share of Company Capital Stock; and

(ii) Parent shall cause to be delivered to the Escrow Agent, as a contribution to the Escrow Fund with respect to each vested Company Option that is outstanding immediately prior to the Effective Time, an amount equal to the Escrow Contribution Amount applicable to such vested Company Option.

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The Escrow Fund (1) shall be held by the Escrow Agent in accordance with the terms of this Agreement and the terms of the Escrow Agreement, and (2) shall be held and released solely for the purposes and in accordance with the terms of this Agreement and the Escrow Agreement.

(d) The Company shall deliver to Parent, on the Closing Date, a definitive schedule (the “Closing Payment Schedule”) setting forth: (A) the total of all Transaction Expenses paid and payable (including any Transaction Expenses that will become payable after the Effective Time with respect to services performed or actions taken prior to the Effective Time); (B) the Aggregate Change of Control Amount; (C) the name and address of record of each Person who is a stockholder of the Company immediately prior to the Effective Time (after giving effect to any exercises of Company Options prior to the Effective Time); (D) the number of shares of Company Capital Stock of each class held by each such stockholder immediately prior to the Effective Time; (E) the consideration that each such stockholder is entitled to receive pursuant to Section 1.5(a)(i)(A), Section 1.5(a)(ii)(A) or Section 1.5(a)(iii)(A), respectively; (F) the amount to be contributed to the Escrow Fund with respect to the shares of Company Capital Stock held by such stockholder pursuant to Section 1.5(c)(i); (G) the name and address of record of each Person who holds Company Options immediately prior to the Effective Time (after giving effect to any exercises of Company Options prior to the Effective Time); (H) the exercise price per share, the number of shares of Company Common Stock vested and the number of shares of Company Common Stock subject to such Company Options held by each such holder immediately prior to the Effective Time; (I) the consideration that each such holder is entitled to receive pursuant to Section 1.6(a)(i); (J) the Unvested Amount for each such holder to be deposited in the Unvested Option Escrow Account pursuant to Section 1.6(b) and the vesting schedule for such Company Option; (K) the cash amount to be contributed to the Escrow Fund with respect to the shares of Company Common Stock subject to Company Options held by each such holder pursuant to Section 1.5(c)(ii); and (L) the total amount of Taxes to be withheld from the consideration that each holder of Effective Time Shares is entitled to receive as of the Effective Time pursuant to Section 1.5(a) or Section 1.6.

1.6 Employee Stock Options.

(a) Prior to the Closing, the Company shall cause each unexercised Company Option that is outstanding immediately prior to the Effective Time (whether vested or unvested) to be cancelled, terminated and extinguished as of the Effective Time, and upon the cancellation thereof be converted into the right to receive, subject to Section 1.8(b), in respect of each share of Company Common Stock then subject to such Company Option: (i) an amount in cash equal to: (A) the Class A Per Share Amount; less (B) only with respect to Company Options that are vested as of immediately prior to the Effective Time, the Escrow Contribution Amount with respect to such share of Company Common Stock subject to such vested Company Option; less (C) the exercise price per share of Company Common Stock subject to such Company Option; plus (ii) any cash disbursements required to be made from the Escrow Fund with respect to such share of Company Common Stock subject to such Company Option to the former holder of such Company Option in accordance with Section 10.7 (as and when such consideration is required to be released to such former holder); plus (iii) any amount to be paid in respect of such share of Company Common Stock subject to such Company Option to the former holder of such Company Option in accordance with Section 1.6(b). Each holder of an outstanding Company Option cancelled as provided in this Section 1.6(a) shall cease to have any rights with respect thereto, except the right to receive the cash consideration specified in this Section 1.6(a) without interest.

(b) Notwithstanding anything contained herein to the contrary, amounts payable pursuant to Section 1.6(a) in respect of Company Options which are unvested as of immediately prior to the Effective Time (the “Unvested Amount”) will also be unvested and shall have the same vesting

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schedule as the applicable unvested Company Option, subject to the former holder of such unvested Company Option continuing to be employed by the Surviving Corporation or its Subsidiaries on each vesting date; provided, however, that upon the termination of employment of a holder set forth on Schedule 1.6 by an Acquired Corporation without “cause” or by the holder for “good reason” (each as defined in an offer letter from Parent countersigned by such holder), all such vesting shall accelerate in full as of the date of such termination. At the Effective Time, Parent shall cause to be delivered to the Escrow Agent, as a contribution to an escrow account separate from the Escrow Fund (the “Unvested Option Escrow Account”), with respect to each share of Company Common Stock that is subject to a Company Option that is outstanding immediately prior to the Effective Time and subject to further vesting, an amount equal to the Unvested Amount. All fees, costs and expenses of the Escrow Agent relating to the Unvested Option Escrow Account shall be borne by the Effective Time Holders from the Unvested Amount and shall in no event be borne by Parent. On or before the Payment Date (or if such date is not a business day, the next business day) immediately following each Vesting Period in which any Unvested Amount becomes vested, Parent shall deliver to the Stockholders’ Representative a notice specifying the amount of the Unvested Amount which vested during such Vesting Period (the “Period’s Vested Amount”) and the pro rata share of such amount of each former holder of Unvested Options as well as the portion of the Unvested Amount which was scheduled to vest during such Vesting Period but which did not vest as a result of the former holder(s) of unvested Company Option not continuing to be employed by the Surviving Corporation or its Subsidiaries (the “Period’s Forfeited Amount”) and Parent and the Stockholders’ Representative then shall promptly and jointly issue instructions to the Escrow Agent holding the Unvested Option Escrow Account (which instructions shall specify the Persons to receive distributions and amounts to be distributed to each such Person, calculated by Parent and the Stockholders’ Representative in accordance with this Section 1.6(b)) to: (i) distribute to each holder of an Effective Time Share (other than Effective Time Shares subject to unvested Company Options as of immediately prior to the Effective Time where the amount payable pursuant to Section 1.6(a) with respect to such unvested Company Option constitutes a portion of the Unvested Amount which did not become a portion of the Period’s Vested Amount in such Vesting Period or any prior Vesting Period) such amount, subject to Section 1.8(b), as is determined by multiplying: (A) the applicable Period’s Forfeited Amount minus all fees, costs and expenses of the Escrow Agent relating to the Unvested Option Escrow Account (it being understood that if the resulting amount is zero or negative, the entire Period’s Forfeited Amount shall be used to pay the fees, costs and expenses of the Escrow Agent and no distribution would be made to the holders of Effective Time Shares for such Vesting Period); by (B) the fraction having: (1) a numerator equal to one; and (2) a denominator equal to the Fully Diluted Share Number, less the number of Dissenting Shares, less the number of Effective Time Shares subject to unvested Company Options as of immediately prior to the Effective Time where the amount payable pursuant to Section 1.6(a) with respect to such unvested Company Option constitutes a portion of the Unvested Amount which did not become a portion of the Period’s Vested Amount in such Vesting Period or any prior Vesting Period; and (ii) distribute to Parent the Period’s Vested Amount minus any fees, costs and expenses of the Escrow Agent relating to the Unvested Option Escrow Account that were not satisfied from the Period’s Forfeited Amount or from any interest accruing on the Unvested Option Escrow Account. The amount so distributed to Parent shall promptly be allocated among the former holders of unvested Company Options based on their pro rata share of the applicable Period’s Vested Amount and, subject to Section 1.8(b), promptly paid to such Persons. For purposes of this subsection (b), (i) “Payment Date” shall mean, as applicable, February 15 or August 15 of each calendar year; and (ii) “Vesting Period” shall mean (A) with respect to the Payment Date occurring on February 15, 2008, the period commencing on the Closing Date and ending on December 31, 2007, (B) with respect to any February 15 Payment Date other than as described in (A) above, the period commencing on July 1 of the immediately preceding calendar year and ending on December 31 of such immediately preceding calendar year, and (C) with respect to any August 15 Payment Date, the period commencing on January 1 of such calendar year and ending on June 30 of such calendar year.

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(c) The Company shall take all actions that may be necessary or that Parent considers appropriate (under the Company Option Plan and otherwise) to effectuate the provisions of this Section 1.6 and to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect to such Company Options other than those specifically provided in Section 1.6(a).

1.7 Closing of the Company’s Transfer Books. At the Effective Time, holders of certificates representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such outstanding shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Capital Stock (a “Company Stock Certificate”) is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.8.

1.8 Exchange of Certificates.

(a) Prior to the Closing, the Company will deliver to the holders of Company Stock Certificates (i) a letter of transmittal in the form of Exhibit G (a “Letter of Transmittal”), and (ii) instructions for use in effecting the surrender of Company Stock Certificates. Upon surrender of a Company Stock Certificate to Parent for exchange, together with a duly executed Letter of Transmittal and such other documents as may be reasonably required by Parent, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor the consideration that such holder has the right to receive pursuant to the provisions of this Section 1, and the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.8(a), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive Merger Consideration upon such surrender as contemplated by this Section 1. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the delivery of any Merger Consideration therefor, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit of lost certificate.

(b) Parent and the Surviving Corporation shall be entitled to deduct and withhold from any Merger Consideration payable or otherwise deliverable to any holder or former holder of Company Capital Stock or Company Options pursuant to this Agreement such amounts as Parent or the Surviving Corporation determines in good faith are required to be deducted or withheld therefrom under the Code or under any other Legal Requirement relating to Taxes. Parent shall have the right to withhold and deduct from the Merger Consideration payable to Brian Styles any sum that may be owed to the Company by him pursuant to that certain Demand Promissory Note, dated March 16, 2004 and that certain Demand Promissory Note, dated November 1, 2006. To the extent such amounts are so deducted or withheld in any of the foregoing cases, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(c) To the fullest extent permitted by applicable law, Parent and the Surviving Corporation shall be relieved of any and all liability to any holder or former holder of Company Capital Stock for any Merger Consideration delivered to any public official in good faith pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

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1.9 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Capital Stock held by a holder who has made a demand for appraisal of such shares of Company Capital Stock in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 1.5, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares. Non-Dissenting Stockholders shall not be entitled to any portion of the Merger Consideration otherwise payable with respect to any Dissenting Shares.

(b) Subject to Section 1.5(c), if any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, as of the later of the Effective Time or the date of loss of such status, such shares shall automatically be converted into and shall represent only the right to receive Merger Consideration in accordance with Section 1.5, without interest thereon, upon surrender of the Company Stock Certificate representing such shares.

(c) The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless Parent shall have given its written consent to such payment or settlement offer (which consent shall not be unreasonably withheld or delayed).

(d) To the fullest extent permitted by applicable Legal Requirements, each Key Stockholder hereby irrevocably and unconditionally waives, and agrees not to assert, any right of appraisal relating to the Merger (or any similar right of dissent or right to challenge the Merger or the amount or value of the Merger Consideration receivable by such Key Stockholder) that such Key Stockholder may have by virtue of, or with respect to, any shares of Company Capital Stock or other securities of the Company owned by such Key Stockholder.

1.10 Further Action. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants, to and for the benefit of the Indemnitees, that each statement set forth in each of the Sections (2.1 through 2.25) included in this Section 2 (each such statement being a “representation and warranty” of the Company) is accurate and complete, except as provided in the part or subpart of the Disclosure Schedule corresponding to the particular Section or subsection in this Section 2 in which such representation and warranty appears (it being understood, however, that a disclosure in a particular part or subpart of the Disclosure Schedule will also be deemed to qualify a representation and warranty that does not appear in the corresponding Section or subsection in this Section 2 if it is reasonably apparent on the face of such disclosure that such disclosure is intended to qualify such representation and warranty).

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2.1 Subsidiaries; Due Organization; Etc.

(a) The Company has no Subsidiaries, except for the corporations identified in Part 2.1(a)(i) of the Disclosure Schedule; and neither the Company nor any of the other corporations identified in Part 2.1(a)(i) of the Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a)(ii) of the Disclosure Schedule. None of the Acquired Corporations has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future equity investment in or capital contribution to any other Entity. Except as set forth in Part 2.1(a)(iii) of the Disclosure Schedule, none of the Acquired Corporations has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b) Each of the Acquired Corporations is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation (which jurisdiction is set forth in Part 2.1(b) of the Disclosure Schedule). Each of the Acquired Corporations has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; and (ii) to own and use its assets in the manner in which its assets are currently owned and used.

(c) None of the Acquired Corporations is required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 2.1(c) of the Disclosure Schedule. The Acquired Corporations are in good standing as foreign corporations in each of the jurisdictions identified in Part 2.1(c) of the Disclosure Schedule.

(d) Except as set forth in Part 2.1(d) of the Disclosure Schedule, none of the Acquired Corporations has conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name “ScriptLogic Corporation” and the names set forth in Part 2.1(a)(i) of the Disclosure Schedule.

(e) Part 2.1(e) of the Disclosure Schedule accurately sets forth: (i) the names of the members of the board of directors of each of the Acquired Corporations; and (ii) the names and titles of the officers of each of the Acquired Corporations.

2.2 Certificate of Incorporation and Bylaws; Records. The Company has delivered or made available to Parent accurate and complete copies of: (a) the certificate of incorporation, bylaws and other charter and organizational documents of each Acquired Corporation, including all amendments thereto; (b) the stock records of each Acquired Corporation; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of each Acquired Corporation, the board of directors of each Acquired Corporation and all committees of the board of directors of each Acquired Corporation. Except as set forth in Part 2.2 of the Disclosure Schedule, the stock records and minute books of the Acquired Corporations are accurate, up-to-date and complete in all material respects.

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2.3 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of: (i) 21,600,000 shares of Class A Common Stock, of which 6,798,039 shares have been issued and are outstanding as of the date of this Agreement; (ii) 1,599,000 shares of Class B Common Stock, of which 1,599,000 shares have been issued and are outstanding as of the date of this Agreement; and (iii) 6,000,000 shares of Company Preferred Stock, of which 5,809,333 are designated as Series A Convertible Redeemable Preferred Stock and of which 5,809,333 shares have been issued and are outstanding as of the date of this Agreement. As of the date of this Agreement, the Stated Value (as defined in the Company’s Second Amended and Restated Certificate of Incorporation) of the Company Preferred Stock is $1.377 per share and each share of Company Preferred Stock is convertible into one share of Class A Common Stock. Part 2.3(a)(i) of the Disclosure Schedule identifies each stockholder of the Company and the number of shares of each class of Company Capital Stock held by such stockholder. Except as set forth in Part 2.3(a)(ii) of the Disclosure Schedule, the Company does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Company Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in Part 2.3(a)(iii) of the Disclosure Schedule: (i) none of the outstanding shares of Company Capital Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Company Capital Stock is subject to any right of first refusal or similar right in favor of the Company or, to the Knowledge of the Company, any other Person; and (iii) there is no Acquired Corporation Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Capital Stock. None of the Acquired Corporations has the right or is under any obligation, or is bound by any Contract pursuant to which it may have the right or become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Capital Stock or any other securities.

(b) As of the date of this Agreement, 2,452,718 shares of Company Common Stock are subject to issuance pursuant to outstanding Company Options. Part 2.3(b)(i) of the Disclosure Schedule sets forth accurate and complete information with respect to the holder, the vesting, the exercise price, the expiration date and the shares underlying each Company Option outstanding as of the date of this Agreement. Except as set forth in Part 2.3(b)(ii) of the Disclosure Schedule, no Company Option is held by a Person residing or domiciled outside of the United States. All outstanding Company Options were granted pursuant to the terms of the Company Option Plan. The Company Option Plan was duly adopted by the board of directors of the Company. The Company has delivered to Parent accurate and complete copies of all stock option plans pursuant to which any of the Acquired Corporations has ever granted stock options, and the forms of all stock option agreements evidencing such options.

(c) Except as set forth in Part 2.3(b) of the Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Acquired Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Corporations; or (iii) Contract under which any of the Acquired Corporations is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(d) All outstanding shares of capital stock, options, warrants and other securities of the Acquired Corporations have been issued and granted in compliance in all material respects with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

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(e) All of the outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by the Company, free and clear of any Encumbrances.

(f) Except as set forth in Part 2.3(f) of the Disclosure Schedule, none of the Acquired Corporations has ever repurchased, redeemed or otherwise reacquired any shares of Company Capital Stock or other securities of any Acquired Corporation, other than Company Options forfeited by Acquired Corporation Employees in connection with the termination of an Acquired Corporation Employee’s employment with an Acquired Corporation. All securities so reacquired by the Company or any other Acquired Corporation were reacquired in compliance with (i) all applicable Legal Requirements, and (ii) all requirements set forth in applicable restricted stock purchase agreements and other applicable Contracts.

(g) All of the information contained in the Closing Payment Schedule will be complete and accurate immediately prior to the Effective Time (after giving effect to all exercises of Company Options prior to the Effective Time).

2.4 Financial Statements; Financial Controls.

(a) The Company has delivered to Parent the following financial statements and notes (collectively, the “Company Financial Statements”): (i) the audited consolidated balance sheets of the Company and its consolidated Subsidiaries as of June 30, 2004, 2005 and 2006, and the related audited consolidated statements of income, statements of stockholders’ equity and statements of cash flows of the Company and its consolidated Subsidiaries for the fiscal years then ended, together with the notes thereto and the reports and opinions of Grant Thornton LLP relating thereto; (ii) the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of March 31, 2007 (the “Unaudited Interim Balance Sheet”), and the related unaudited consolidated statement of income, statement of stockholders’ equity and statement of cash flows of the Company and its consolidated Subsidiaries for the nine months then ended; and (iii) the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of April 30, 2007, and the related unaudited consolidated statement of income, statement of stockholders’ equity and statement of cash flows of the Company and its consolidated Subsidiaries for the ten months then ended.

(b) The Company Financial Statements fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby. The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except that the Company Financial Statements referred to in Sections 2.4(a)(ii) and 2.4(a)(iii) do not contain footnotes and are subject to normal and recurring year end adjustments, which will not, individually or in the aggregate, be material in magnitude).

(c) The aggregate amount of the Company’s working capital as of April 30, 2007 is $2,385,761, calculated as set forth in Part 2.4(c) of the Disclosure Schedule (it being understood that this representation shall not be deemed to be inaccurate so long as the Company’s working capital as of April 30, 2007, calculated as set forth in Part 2.4(c) of the Disclosure Schedule, and without regard for events occurring after the date hereof, is at least $2,135,761).

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(d) Except as set forth in Part 2.4(d) of the Disclosure Schedule, the financial statements to be delivered pursuant to Section 5.1(b): (i) will fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby; and (ii) will be prepared in accordance with GAAP applied on a basis consistent with the basis on which the Company Financial Statements were prepared (except that, in the case of unaudited financial statements, such financial statements will not contain footnotes and are subject to normal and recurring year end adjustments, which will not, individually or in the aggregate, be material in magnitude).

(e) Part 2.4(e) of the Disclosure Schedule lists, and the Company has delivered to Parent accurate and complete copies of all documentation creating or governing, any securitization transaction and “off-balance sheet arrangement” (as defined in Item 303(c) of Regulation S-K of the SEC) effected or maintained in effect by any Acquired Corporation since January 1, 2003.

(f) Each of the Acquired Corporations maintains books and records reflecting its assets and liabilities that are accurate and complete in all material respects and maintains adequate internal accounting controls so that: (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and its consolidated Subsidiaries and to maintain accountability for the assets of the Acquired Corporations; (iii) access to the assets of the Acquired Corporations is permitted only in accordance with management’s authorization; and (iv) the reporting of the assets of the Acquired Corporations is compared with existing assets at regular intervals.

2.5 Absence of Changes. Except as set forth in Part 2.5 of the Disclosure Schedule, and except for actions taken by the Company with the express prior written consent of Parent pursuant to Section 5.2 or as set forth on Part 5.2(b) of the Disclosure Schedule, since the date of the Unaudited Interim Balance Sheet: (a) there has not been any Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Material Adverse Effect; (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the material assets of any of the Acquired Corporations (whether or not covered by insurance); (c) none of the Acquired Corporations has made any capital expenditure which, when added to all other capital expenditures made on behalf of the Acquired Corporations since the date of the Unaudited Interim Balance Sheet, exceeds $300,000 in the aggregate; (d) none of the Acquired Corporations has, as of the date of this Agreement, written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness; (e) none of the Acquired Corporations has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with past practices; (f) none of the Acquired Corporations has taken any action of the type referred to in Section 5.2(b); and (g) none of the Acquired Corporations has agreed or committed to take any of the actions referred to in clauses “(c)” through “(f)” of this Section 2.5.

2.6 Title to Assets. The Acquired Corporations own, and have good, valid and marketable title to, all assets purported to be owned by them, including: (a) all assets reflected on the Unaudited Interim Balance Sheet (other than any assets sold in the ordinary course of business, consistent with past practices, since the date of the Unaudited Interim Balance Sheet); (b) all assets referred to in Parts 2.1(a) and 2.9 of the Disclosure Schedule and all of the Company’s rights under the Contracts identified in Part 2.10(a) of the Disclosure Schedule; and (c) all other assets reflected in the books and records of the Acquired Corporations as being owned by the Acquired Corporations. All of said assets are owned by the

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Acquired Corporations free and clear of any Encumbrances, except for (i) any lien for taxes not yet due and payable, (ii) liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any Acquired Corporation, and (iii) liens described in Part 2.6 of the Disclosure Schedule. Nothing contained in this Section 2.6 shall apply to Acquired Corporation IP, for which the only representations and warranties are set forth in Section 2.9.

2.7 Bank Accounts; Receivables; Customers.

(a) Part 2.7(a) of the Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of the Acquired Corporations at any bank or other financial institution.

(b) All existing accounts receivable of the Acquired Corporations (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the date of the Unaudited Interim Balance Sheet and have not yet been collected) (i) represent valid obligations of customers of the Acquired Corporations arising from bona fide transactions entered into in the ordinary course of business, and (ii) except as set forth on Part 2.7(b) of the Disclosure Schedule, are current and, to the Knowledge of the Company, will be collected in full when due, without any counterclaim or set off (net of an allowance for doubtful accounts not to exceed $250,000 in the aggregate).

(c) Part 2.7(c) of the Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all outstanding loans and advances made by any of the Acquired Corporations to any employee, director, consultant or independent contractor, other than routine travel and other immaterial expense advances made to employees in the ordinary course of business.

(d) The Company has not received any notice or other communication (in writing or, to the Knowledge of the Company, otherwise) indicating that any (i) material, current end user customer from which the Acquired Corporations have received in excess of $50,000 in the 12-month period ended March 31, 2007, or (ii) material, current development partner intends to cease dealing with any of the Acquired Corporations or otherwise materially reduce the volume of business transacted by such Person with any of the Acquired Corporations below historical levels.

2.8 Equipment; Leasehold. All material items of equipment and other tangible assets owned by or leased to the Acquired Corporations are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Acquired Corporations in the manner in which such business is currently being conducted. No Acquired Corporation owns any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.8 of the Disclosure Schedule.

2.9 Intellectual Property.

(a) Part 2.9(a) of the Disclosure Schedule accurately identifies:

(i) in Part 2.9(a)(i) of the Disclosure Schedule, all Acquired Corporation Software (provided that components and modules incorporated in such identified software need not be separately identified);

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(ii) in Part 2.9(a)(ii) of the Disclosure Schedule: (A) each item of Registered IP in which any of the Acquired Corporations has an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise); (B) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (C) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest;

(iii) in Part 2.9(a)(iii) of the Disclosure Schedule: (A) all Intellectual Property Rights or Intellectual Property licensed to each of the Acquired Corporations (other than any non-customized software (including shrink-wrap, off-the-shelf or commercially available software) that: (1) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license, (2) is not incorporated into any Acquired Corporation Software, or used by any Acquired Corporation in the development, manufacturing, support or distribution of, any Acquired Corporation Software, and (3) is generally available on standard terms for less than $50,000); (B) the corresponding Contract or Contracts pursuant to which such Intellectual Property Rights or Intellectual Property is licensed to such Acquired Corporation, complete and accurate copies of which have been provided to Parent; and (C) whether the license or licenses so granted to the Acquired Corporations are exclusive or nonexclusive; and

(iv) in Part 2.9(a)(iv) of the Disclosure Schedule, (A) each Contract pursuant to which any Person has been granted any license to use internally, but not distribute, any Acquired Corporation Software (other than Contracts consisting of the Company’s standard form of shrinkwrap end-user license), and (B) each Contract pursuant to which any Person has been appointed a distributor, reseller or sales representative for any Acquired Corporation Software or otherwise has been granted any right to market or distribute any Acquired Corporation Software, or has been granted a license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any material Acquired Corporation IP (other than end-user internal use licenses to Acquired Corporation Software). Complete and accurate copies of each Contract identified, or required to be identified, in Part 2.9(a)(iv) of the Disclosure Schedule have been provided to Parent.

(v) Except for any exclusive licenses and rights granted in the Contracts expressly identified as exclusive licenses in Part 2.9(a)(iv) of the Disclosure Schedule and licenses for Open Source Code identified on Part 2.9(h) of the Disclosure Schedule, none of the Acquired Corporations is bound by, and no material Acquired Corporation IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of any of the Acquired Corporations to use, exploit, assert, or enforce any material Acquired Corporation IP anywhere in the world.

(b) Except as set forth in Part 2.9(b) of the Disclosure Schedule, the Acquired Corporations exclusively own all right, title and interest to and in the Acquired Corporation IP (other than Intellectual Property Rights or Intellectual Property licensed to the Company, as identified in Part 2.9(a)(iii) of the Disclosure Schedule) free and clear of any Encumbrances (other than nonexclusive licenses granted pursuant to the Contracts listed in Part 2.9(a)(iv) of the Disclosure Schedule). Without limiting the generality of the foregoing, except as set forth in Part 2.9(b) of the Disclosure Schedule:

(i) all documents and instruments necessary to perfect the rights of the Acquired Corporations in the Acquired Corporation IP that is Registered IP have been validly executed, delivered and filed (on or before any applicable deadline) with the appropriate Governmental Body;

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(ii) each Person who is or was an employee or independent contractor of any of the Acquired Corporations and who is or was involved in the creation or development of any Acquired Corporation Software, or who is or was named as an inventor on any patent application filed or owned by any Acquired Corporation, has signed one or more valid and enforceable agreements containing an irrevocable (for the full term of such Intellectual Property Rights) assignment of Intellectual Property Rights to the Acquired Corporation for which such Person is or was an employee or independent contractor and confidentiality provisions protecting the Acquired Corporation IP (other than Acquired Corporation IP that is available to the public through no fault of the employee or independent contractor);

(iii) no Acquired Corporation Employee has any claim, right (whether or not currently exercisable) or interest to or in any material Acquired Corporation IP;

(iv) to the Knowledge of the Acquired Corporations, no employee or independent contractor of any of the Acquired Corporations is in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality, where the cause or nature of the breach relates to any Acquired Corporation, any Acquired Corporation IP or any services performed by such employee or independent contractor for any Acquired Corporation;

(v) no funding, facilities or personnel of any Governmental Body or any university or other educational institution were used to develop or create, in whole or in part, any Acquired Corporation IP;

(vi) each of the Acquired Corporations has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all source code for Acquired Corporation Software and all other proprietary information held by any of the Acquired Corporations, or purported to be held by any of the Acquired Corporations, as a trade secret;

(vii) since January 1, 2002, none of the Acquired Corporations has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right to any other Person; and

(viii) the Acquired Corporations own or otherwise have all Intellectual Property Rights needed to conduct the business of the Acquired Corporations as currently conducted.

(c) All Acquired Corporation IP is subsisting, enforceable and, to the Knowledge of the Company, valid. Without limiting the generality of the foregoing:

(i) to the Knowledge of the Company, no trademark owned or currently being used by any Acquired Corporation conflicts with any trademark (whether registered or unregistered) owned or used by any other Person;

(ii) each item of material Acquired Corporation IP that is Registered IP is in compliance with all Legal Requirements, and all filings, payments and other actions required to be made or taken to maintain each item of material Acquired Corporation IP that is Registered IP in full force and effect have been made by the applicable deadline;

(iii) the Company has provided to Parent complete and accurate copies of all applications, material correspondence and other material documents related to each such item of Registered IP;

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(iv) Part 2.9(c)(iv) of the Disclosure Schedule accurately identifies and describes each filing, payment, and action that must be made or taken on or before the date that is 120 days after the date of this Agreement in order to maintain each item of Acquired Corporation IP that is Registered IP in full force and effect; and

(v) no interference, opposition, reissue, reexamination or other Proceeding of any nature is pending or, to the Knowledge of the Company, threatened, in which the scope, validity or enforceability of any Acquired Corporation IP is being, has been or could reasonably be expected to be contested or challenged.

(d) Except as set forth in Part 2.9(d) of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement or any of the Contracts to be executed, delivered or entered into in connection with the Contemplated Transactions nor the consummation of any of the Contemplated Transactions will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause: (i) a loss of, or Encumbrance on, any Acquired Corporation IP; (ii) the release, disclosure or delivery of any Acquired Corporation IP by any escrow agent or to any other Person; or (iii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Acquired Corporation IP.

(e) Except as set forth in Part 2.9(e) of the Disclosure Schedule, to the Knowledge of the Company, since December 31, 2002 no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Acquired Corporation IP. The Company has provided to Parent a complete and accurate copy of each written or electronic communication that has been sent or otherwise delivered by or to any of the Acquired Corporations or any Representative of any of the Acquired Corporations regarding such actual, alleged or suspected infringement or misappropriation of any Acquired Corporation IP of which the Company has Knowledge.

(f) None of the Acquired Corporations, and none of the Acquired Corporation Software or other Acquired Corporation IP, has ever infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person. Without limiting the generality of the foregoing, except as set forth in Part 2.9(f) of the Disclosure Schedule:

(i) no infringement, misappropriation or similar claim or Proceeding is pending or, to the Knowledge of the Company, threatened against any of the Acquired Corporations or against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by any of the Acquired Corporations with respect to such claim or Proceeding;

(ii) none of the Acquired Corporations has received any notice or other communication (in writing or, to the Knowledge of the Company, otherwise) relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person;

(iii) none of the Acquired Corporations is bound by any Contract to indemnify, hold harmless or reimburse any other Person with respect to any intellectual property infringement, misappropriation or similar claim (other than any obligation set forth in a standard form of Acquired Corporation Contract provided to Parent pursuant to Section 2.9(j) entered into by an Acquired Corporation in the ordinary course of business);

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(iv) none of the Acquired Corporations has ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation or violation of any Intellectual Property Right (other than any obligation set forth in a standard form of Acquired Corporation Contract provided to Parent pursuant to Section 2.9(j) entered into by an Acquired Corporation in the ordinary course of business);

(v) to the Knowledge of the Company, no claim or Proceeding involving any Intellectual Property or Intellectual Property Right identified or required to be identified in Part 2.9(a)(iii) of the Disclosure Schedule and licensed to any of the Acquired Corporations is pending or has been threatened, except for any such claim or Proceeding that, if adversely determined, would not adversely affect the use or exploitation of such Intellectual Property or Intellectual Property Right by any of the Acquired Corporations; and

(vi) to the Knowledge of the Company, none of the Acquired Corporation Software fails to comply in any material respect with any applicable warranty that is currently in effect (or that may take effect in the future pursuant to any agreement that has already been entered into by any Acquired Corporation) and that was made by any of the Acquired Corporations relating to the use, functionality, operation or performance of such software.

(g) Except as set forth in Part 2.9(g) of the Disclosure Schedule, none of the Acquired Corporation Software contains any Harmful Code, other than any Harmful Code that was introduced into the Acquired Corporation Software by a Person who was not an Acquired Corporation Employee and who introduced the Harmful Code after the affected Acquired Corporation Software was delivered to the initial end-user customer.

(h) Part 2.9(h) of the Disclosure Schedule accurately identifies and describes: (i) each item of Open Source Code that is contained in, distributed with or used in the development of the Acquired Company Software or from which any part of any Acquired Corporation Software is derived; (ii) the applicable license terms for each such item of Open Source Code; and (iii) the Acquired Corporation Software to which each such item of Open Source Code relates. Except as set forth in Part 2.9(h) of the Disclosure Schedule, no Acquired Corporation Software contains, is derived from, is distributed with or is being or was developed using Open Source Code that is licensed under any terms that: (i) impose or could impose a requirement or condition that any Acquired Corporation Software or part thereof: (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making modifications or derivative works; or (C) be redistributable at no charge; or (ii) otherwise impose or could impose any other material limitation, restriction, or condition on the right or ability of any Acquired Corporation to use or distribute any Acquired Corporation Software.

(i) Except as set forth in Part 2.9(i)(i) of the Disclosure Schedule, no source code for any Acquired Corporation Software has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of one of the Acquired Corporations. Except as set forth in Part 2.9(i)(ii) of the Disclosure Schedule, none of the Acquired Corporations has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Acquired Corporation Software to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of one of the Acquired Corporations. Except as set forth in Part 2.9(i)(iii) of the Disclosure Schedule, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code for any Acquired Corporation Software to any other Person who is not, as of the date of this Agreement, an employee of one of the Acquired Corporations.

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(j) The Company has provided to Parent a complete and accurate copy of each standard form of Acquired Corporation Contract relating to Intellectual Property used by any of the Acquired Corporations at any time, including each standard form of: (i) end user license agreement; (ii) development agreement; (iii) distributor, reseller or sales representative agreement; (iv) maintenance or support agreement or terms; (v) employee agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (vi) consulting, independent contractor or professional services agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; or (vii) confidentiality or nondisclosure agreement. Part 2.9(j) of the Disclosure Schedule accurately identifies each Acquired Corporation Contract relating to Intellectual Property that deviates in any material respect from the corresponding standard form agreement provided to Parent.

2.10 Contracts.

(a) Part 2.10(a) of the Disclosure Schedule identifies each Acquired Corporation Contract that constitutes a “Material Contract” and that is currently in effect, or pursuant to which any Acquired Corporation has or may obtain or become subject to any rights or obligations (contingent or otherwise). For purposes of this Agreement, each of the following shall be deemed to constitute a “Material Contract”:

(i) any Acquired Corporation Employee Agreement (A) relating to the employment of, or the performance of services by, any employee, consultant or independent contractor providing for aggregate payments to any such Person in any calendar year in excess of $100,000, (B) pursuant to which any of the Acquired Corporations is or may become obligated to make any severance, termination or similar payment to any current or former employee or director, or (C) pursuant to which any of the Acquired Corporations is or may become obligated to make any bonus or similar payment (whether in the form of cash, stock or other securities, excluding payments constituting base salary and sales commissions) in excess of $50,000 to any current or former employee or director;

(ii) any Contract of the type required to be identified in Part 2.9 of the Disclosure Schedule and any other Contract relating to the acquisition, transfer, development, distribution, promotion, marketing, sharing, support or license of any Acquired Corporation Software or any Intellectual Property or Intellectual Property Right (except for any Contract pursuant to which (A) any Intellectual Property or Intellectual Property Right is licensed to the Acquired Corporations under any third party “shrink-wrap” or “click through” software license generally available to the public, or (B) any Intellectual Property or Intellectual Property Right is licensed by any of the Acquired Corporations to any Person on a non-exclusive basis), provided that any marketing or promotion Contract which does not involve payments in excess of $150,000 need not be separately identified on Part 2.10(a) of the Disclosure Schedule but shall still be deemed to constitute a “Material Contract”;

(iii) any Contract containing any source code escrow release, source code custody or similar provision with respect to Acquired Corporation Software;

(iv) any Contract that provides for indemnification of any officer, director, employee or agent of an Acquired Corporation;

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(v) any Contract imposing any material restriction on the right or ability of any Acquired Corporation (A) to compete with, or solicit any customer of, any other Person, (B) to acquire any product or other asset or any services from any other Person, (C) to solicit, hire or retain any Person as an employee, consultant or independent contractor, (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person, (E) to perform services for any other Person, or (F) to transact business or deal in any other manner with any other Person;

(vi) any Contract (other than Contracts evidencing Company Options) (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance or similar right with respect to any securities, or (C) providing any of the Acquired Corporations with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

(vii) any Contract relating to the creation of any Encumbrance with respect to any material asset of any of the Acquired Corporations;

(viii) any Contract incorporating or relating to any guaranty, any warranty, any pledge, any performance or completion bond or any indemnity or similar obligation, except for Contracts substantially the same as the standard forms of end-user licenses previously delivered by the Company to Parent;

(ix) any Contract relating to any currency hedging;

(x) any Contract creating or relating to any joint venture (that is identified as a joint venture in such Contract) or any partnership or otherwise providing for the sharing of revenues, profits, losses, costs or liabilities (other than the payment of liabilities of a third party by the Company pursuant to warranty or indemnity obligations of the Company entered into in the ordinary course of business consistent with past practice);

(xi) any real estate lease;

(xii) any Contract constituting or relating to a Government Contract or Government Bid, provided that any Government Contract on a standard form provided to Parent and any purchase order that does not modify the terms of such standard form need not be separately identified on Part 2.10(a) of the Disclosure Schedule but such Government Contract or purchase order shall still be deemed to constitute a “Material Contract”;

(xiii) any Contract (A) containing “standstill” or similar provisions relating to transactions involving the acquisition, disposition or other transfer of assets or securities of an Entity, or (B) providing any right of first negotiation, right of first refusal or similar right to any Person;

(xiv) any Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party (as defined in Section 2.18);

(xv) any Contract contemplating payments or the delivery of other consideration during any 12-month period aggregating or having an aggregate value of more than $250,000 that has a term of more than 60 days and that may not be terminated by an Acquired Corporation (without penalty) within 60 days after the delivery of a termination notice by such Acquired Corporation;

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(xvi) any Contract contemplating payments or the delivery of other consideration during any 12-month period aggregating or having an aggregate value of more than $50,000 under which the Merger or any of the other Contemplated Transactions would give rise to or expand any rights in favor of, or any obligations on the part of, any Acquired Corporation or any other Person;

(xvii) any Contract (other than Acquired Corporation Employee Agreements) that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $250,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $250,000 in the aggregate;

(xviii) any Contract that could reasonably be expected to have or result in a material effect on (A) the business, condition, capitalization, assets, Intellectual Property, liabilities, results of operations or financial performance of any of the Acquired Corporations or (B) the ability of the Company to perform any of its obligations under this Agreement or to consummate any of the Contemplated Transactions; and

(xix) any other Contract, if a breach of such Contract or the termination of such Contract could reasonably be expected to have or result in a Material Adverse Effect.

The Company has delivered to Parent an accurate and complete copy of each Acquired Corporation Contract that constitutes a Material Contract, including all amendments thereto, except for Material Contracts referred to in the provisos contained in Section 2.10(a)(ii) and (xii).

(b) Except as set forth in Part 2.10(b) of the Disclosure Schedule, each Acquired Corporation Contract that constitutes a Material Contract is valid and in full force and effect, and is enforceable against the Acquired Corporations and, to the Knowledge of the Company, the other parties thereto, in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the enforcement of creditors’ rights generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c) Except as set forth in Part 2.10(c) of the Disclosure Schedule: (i) none of the Acquired Corporations has violated or breached, or committed any material default under, any Acquired Corporation Contract that constitutes a Material Contract, and, to the Knowledge of the Company, no other Person has violated or breached, or committed any material default under, any Acquired Corporation Contract that constitutes a Material Contract; (ii) to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to (A) result in a material violation or breach of any of the provisions of any Acquired Corporation Contract that constitutes a Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Acquired Corporation Contract that constitutes a Material Contract, (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Acquired Corporation Contract that constitutes a Material Contract, (D) give any Person the right to accelerate the maturity or performance of any Acquired Corporation Contract that constitutes a Material Contract, (E) result in the disclosure, release or delivery of the source code for any portion of the Acquired Corporation Software, or (F) give any Person the right to cancel, terminate or modify any Acquired Corporation Contract that constitutes a Material Contract; (iii) since January 1, 2004, none of the Acquired Corporations has received any notice or other

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communication (in writing or, to the Knowledge of the Company, otherwise) regarding any actual or possible violation or breach of, or default under, any Acquired Corporation Contract that constitutes a Material Contract; and (iv) none of the Acquired Corporations has waived any of its material rights under any Acquired Corporation Contract that constitutes a Material Contract.

(d) Except as set forth in Part 2.10(d) of the Disclosure Schedule, each of the representations and warranties set forth in this Section 2.10(d) is accurate in all material respects:

(i) none of the Acquired Corporations has received any written determination of noncompliance, entered into any consent order or undertaken any internal investigation relating directly or indirectly to any Government Contract or Government Bid;

(ii) the Acquired Corporations have complied with all Legal Requirements with respect to all Government Contracts and Government Bids;

(iii) the Acquired Corporations have not, in obtaining or performing any Government Contract, violated (A) the Truth in Negotiations Act of 1962, as amended, (B) the Service Contract Act of 1963, as amended, (C) the Contract Disputes Act of 1978, as amended, (D) the Office of Federal Procurement Policy Act, as amended, (E) the Federal Acquisition Regulations (the “FAR”) or any applicable agency supplement thereto, or (F) any other applicable procurement law or regulation or other Legal Requirement;

(iv) all facts set forth in or acknowledged by any of the Acquired Corporations in any certification, representation or disclosure statement submitted by any of the Acquired Corporations with respect to any Government Contract or Government Bid were current, accurate and complete as of the date of submission or as of such other date as required by the Government Contract or Government Bid;

(v) none of the Acquired Corporations, and no current Acquired Corporation Employee (in such Acquired Corporation Employee’s capacity as an Acquired Corporation Employee performing services for an Acquired Corporation), has been debarred or suspended from doing business with any Governmental Body, and, to the Knowledge of the Company, no circumstances exist that would warrant the institution of debarment or suspension proceedings against one or more of the Acquired Corporations or any current Acquired Corporation Employee;

(vi) no written negative determination of responsibility has been issued against and provided to any of the Acquired Corporations in connection with any Government Contract or Government Bid;

(vii) no direct or indirect costs incurred by the Acquired Corporations have been questioned or disallowed, outside the ordinary course of business and in a writing provided to any Acquired Corporation, as a result of a finding or determination of any kind provided to an Acquired Corporation by any Governmental Body;

(viii) no Governmental Body, and no prime contractor or higher-tier subcontractor of any Governmental Body, has withheld or set off, or threatened in a writing provided to an Acquired Corporation to withhold or set off, outside the ordinary course of business, any amount due to any of the Acquired Corporations under any Government Contract;

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(ix) there is not and has not been any irregularity, misstatement or omission relating to any Government Contract or Government Bid that has led to or could reasonably be expected to lead to (A) any administrative, civil, criminal or other Legal Proceeding or indictment involving any of the Acquired Corporations or any of their employees, (B) the questioning or disallowance of any costs submitted for payment by any of the Acquired Corporations, (C) the recoupment of any payments previously made to any of the Acquired Corporations, (D) a finding or claim of fraud, defective pricing, mischarging or improper payments on the part of any of the Acquired Corporations, or (E) the assessment of any penalties or damages of any kind against any of the Acquired Corporations;

(x) there is not and has not been any (A) outstanding claim, asserted in a writing provided to any of the Acquired Corporations, against any of the Acquired Corporations by, or dispute, referred to in a writing provided to any of the Acquired Corporations, involving any of the Acquired Corporations with, any prime contractor, subcontractor, vendor or other Person arising under or relating to the award or performance of any Government Contract, (B) fact known by any of the Acquired Corporations or any of their employees upon which any such claim could reasonably be expected to be based or which may give rise to any such dispute, or (C) final written decision of any Governmental Body against any of the Acquired Corporations relating to any claim or dispute involving any of the Acquired Corporations relating to the award or performance of any Government Contract;

(xi) none of the Acquired Corporations is undergoing or has undergone any audit, and to the Knowledge of the Company there is no basis for any impending audit, arising under or relating to any Government Contract (other than normal routine audits conducted by the Acquired Corporations in the ordinary course of business);

(xii) no payment has been made by any Acquired Corporation or by any Person acting on the behalf of any Acquired Corporation to any Person (other than to any bona fide employee or agent (as defined in subpart 3.4 of the FAR) of such Acquired Corporation) which is or was contingent upon the award of any Government Contract or which would otherwise be in violation of any applicable procurement law or regulation or any other Legal Requirement;

(xiii) the Acquired Corporations have complied with all applicable regulations and other Legal Requirements and with all applicable contractual requirements relating to the placement of legends or restrictive markings on technical data, computer software and other Intellectual Property, including those necessary to ensure that no Governmental Body or other Person is able to acquire any unlimited rights with respect to such technical data, computer software or Acquired Corporation IP; and

(xiv) none of the Acquired Corporations has or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body under or in connection with any Government Contract or Government Bid as a result of or by virtue of (A) the execution, delivery of performance of this Agreement or any of the other Contracts referred to in this Agreement, or (B) the consummation of the Merger or any of the other Contemplated Transactions.

2.11 Liabilities. None of the Acquired Corporations has any accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for: (a) liabilities identified as such in the “liabilities” column of the Unaudited Interim Balance Sheet; (b) normal and recurring current liabilities that have been incurred by the Acquired Corporations since the date of the Unaudited Interim Balance Sheet in the ordinary course of business and consistent with past practices; (c) liabilities under the Acquired Corporation Contracts identified in Part 2.10 of the Disclosure Schedule, to

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the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Acquired Corporation Contracts; (d) liabilities of a routine nature under the Acquired Corporation Contracts that are not required to be identified in Part 2.10 of the Disclosure Schedule and that do not exceed $100,000 in the aggregate; and (e) liabilities described in Part 2.11 of the Disclosure Schedule (which sets forth and describes in reasonable detail all liabilities of any of the Acquired Corporations to any third party in respect of any earnout, royalty or other deferred or periodic payment arrangement). No event has occurred, and no circumstance or condition exists, that has resulted in, or that will or would reasonably be expected to result in, any claim for indemnification or reimbursement by any Acquired Corporation Employee (other than a claim for reimbursement by the Company, in the ordinary course of business, of travel expenses, accrued vacation or other out-of-pocket expenses of a routine nature incurred by an employee of the Company in the course of performing such employee’s duties for the Company) pursuant to (i) the terms of any Acquired Corporation’s certificate of incorporation, bylaws or other charter documents, (ii) any indemnification agreement or other Contract between any Acquired Corporation and any such Acquired Corporation Employee, or (iii) any applicable Legal Requirement.

2.12 Compliance with Legal Requirements; Governmental Authorizations.

(a) Except as set forth in Part 2.12(a) of the Disclosure Schedule, each of the Acquired Corporations is, and has at all times since January 1, 2003 been, in compliance in all material respects with all applicable Legal Requirements. Except as set forth in Part 2.12(a) of the Disclosure Schedule, since January 1, 2003, none of the Acquired Corporations has received any notice or other communication (in writing or, to the Knowledge of the Company, otherwise) from any Governmental Body or other Person regarding any actual or possible material violation of, or failure to comply with any material provision of, any Legal Requirement.

(b) Part 2.12(b) of the Disclosure Schedule identifies each material Governmental Authorization held by any of the Acquired Corporations, and the Company has delivered to Parent accurate and complete copies of all such Governmental Authorizations. The Governmental Authorizations identified in Part 2.12(b) of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Acquired Corporations to conduct, in all material respects, their respective businesses in the manner in which such businesses are currently being conducted. Each Acquired Corporation is, and at all times since January 1, 2003 has been, in substantial compliance with the terms and requirements of the Governmental Authorizations identified in Part 2.12(b) of the Disclosure Schedule. Since January 1, 2003, none of the Acquired Corporations has received any notice or other communication (in writing or, to the Knowledge of the Company, otherwise) from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization. No Governmental Body has at any time challenged in writing the right of any of the Acquired Corporations to design, manufacture, license, offer or sell any of its products or services.

(c) Except as set forth in Part 2.12(c) of the Disclosure Schedule, each of the Acquired Corporations is, and has at all times been, in compliance in all material respects with all Legal Requirements relating to the export, re-export, import and transfer of products, commodities, services and technology from the jurisdiction of one Governmental Body to another.

(d) Part 2.12(d) of the Disclosure Schedule contains each Acquired Corporation Privacy Policy in effect at any time since January 1, 2002 and identifies, with respect to each Acquired

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Corporation Privacy Policy: (i) the period of time during which such privacy policy was or has been in effect; (ii) whether the terms of a later Acquired Corporation Privacy Policy apply to the data or information collected under such privacy policy; and (iii) if applicable, the mechanism (such as opt-in, opt-out or notice only) used to apply a later Acquired Corporation Privacy Policy to data or information previously collected under such privacy policy. Each Acquired Corporation has complied at all times and in all material respects with all of the Acquired Corporation Privacy Policies and with all applicable Legal Requirements pertaining to privacy, User Data or Personal Data. Neither the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement nor the consummation of any of the transactions contemplated by this Agreement or any such other agreements, nor Parent’s possession or use of the User Data or any data or information in the Acquired Corporation Databases, will result in any violation of any Acquired Corporation Privacy Policy or any Legal Requirement pertaining to privacy, User Data or Personal Data.

(e) Part 2.12(e) of the Disclosure Schedule identifies and describes each distinct electronic or other database containing (in whole or in part) Personal Data maintained by or for any Acquired Corporation at any time (the “Acquired Corporation Databases”), the types of Personal Data in each such database, the means by which the Personal Data was collected, and the security policies that have been adopted and maintained with respect to each such database. No breach or violation of any such security policy has occurred or, to the Knowledge of the Company, is threatened, and there has been no unauthorized or illegal use of or access to any of the data or information in any of the Acquired Corporation Databases.

2.13 Certain Business Practices. Except as set forth in Part 2.13 of the Disclosure Schedule, none of the Acquired Corporations, and (to the Knowledge of the Company) no director, officer, agent or employee of any of the Acquired Corporations, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) taken any action that would constitute a violation of the Foreign Corrupt Practices Act of 1977, as amended, if the Company were publicly held.

2.14 Tax Matters.

(a) Except as set forth in Part 2.14(a) of the Disclosure Schedule, each of the Tax Returns required to be filed by or on behalf of the respective Acquired Corporations with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “Acquired Corporation Returns”) (i) has been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) was, or will be when filed, complete and accurate and prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Acquired Corporation Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date. The Company has delivered to Parent accurate and complete copies of all Acquired Corporation Returns.

(b) Except as set forth in Part 2.14(b) of the Disclosure Schedule, the Company Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with GAAP consistently applied throughout the specified period, subject to normal and recurring year end adjustments, which will not, individually or in the aggregate, be material in magnitude. Each Acquired Corporation will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from the date of the Unaudited Interim Balance Sheet through the Closing Date, subject to normal and recurring year end adjustments, which will not, individually or in the aggregate, be material in magnitude.

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(c) No Acquired Corporation Return has ever been examined or audited by any Governmental Body. Except as set forth in Part 2.14(c) of the Disclosure Schedule, no extension or waiver of the limitation period applicable to any of the Acquired Corporation Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from any Acquired Corporation.

(d) Except as set forth in Part 2.14(d) of the Disclosure Schedule, no claim or Legal Proceeding is pending or, to the Knowledge of the Company, has been threatened against or with respect to any Acquired Corporation in respect of any Tax, nor has any of the Acquired Corporations received from any Governmental Body in any jurisdiction (including jurisdictions where the Acquired Corporation have not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) written request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority or other Governmental Body against any Acquired Corporation. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by any Acquired Corporation with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Acquired Corporations and with respect to which adequate reserves for payment have been established on the Unaudited Interim Balance Sheet). There are no liens for Taxes upon any of the assets of any of the Acquired Corporations except liens for current Taxes not yet due and payable. None of the Acquired Corporations has been, and none of the Acquired Corporations will be, required to include any adjustment in taxable income for any tax period (or portion thereof) after the Closing pursuant to Section 481 of the Code (or any comparable provision of any Tax law, rule or regulation) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing. None of the Acquired Corporations has made any distribution of stock of any controlled corporation, as that term is defined in Section 355(a)(1) of the Code or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 and 361 of the Code. None of the Acquired Corporations (i) has been a member of an affiliated group within the meaning of Section 1504 of the Code, other than an affiliated group of which the Company was the common parent, or (ii) filed or been included in a combined, consolidated or unitary income Tax Return, other than any such Tax Return filed by the Company. None of the Acquired Corporations has any liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations under the Code (or any similar Legal Requirement) as a transferee or successor, by Contract or otherwise.

(e) Each of the Acquired Corporations has disclosed in its Acquired Corporation Returns any Tax reporting position taken in any Acquired Corporation Return which could result in the imposition of penalties under Section 6662 of the Code or any comparable Legal Requirement.

(f) None of the Acquired Corporations has consummated or participated in, or is currently participating in, any transaction that was or is a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or similar transaction under any corresponding or similar Legal Requirement.

(g) The Company has provided Parent with accurate and complete copies of all documentation relating to any temporary exemption from Tax, Tax rate reduction, Tax credit, Tax incentive or other special concession for the computation of Tax made available by any Governmental Body to any Acquired Corporation.

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(h) Except as set forth in Part 2.14(h) of the Disclosure Schedule, none of the Acquired Corporations holds stock or any other equity interest in any legal entity which is treated as a partnership for federal, state, local or foreign income Tax purposes.

(i) Except as set forth in Part 2.14(i) of the Disclosure Schedule, there is no Contract covering any Acquired Corporation Employee that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G of the Code (or any comparable Legal Requirement). None of the Acquired Corporations is, or has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract (other than general indemnification provisions contained in the Company’s non-exclusive end user license agreements entered into in the ordinary course of business and consistent with past practices).

2.15 Employee and Labor Matters; Benefit Plans.

(a) Part 2.15(a) of the Disclosure Schedule sets forth, with respect to (i) each employee of each of the Acquired Corporations with annual compensation (including base salary) in excess of $100,000, and (ii) each other employee of each of the Acquired Corporations with an annual bonus (excluding sales commissions) of over $25,000 (including, with respect to both clauses “(i)” and “(ii)”, any such employee who is on a leave of absence):

(i) the name of such employee, the Acquired Corporation by which such employee is employed and the date as of which such employee was originally hired by such Acquired Corporation;

(ii) such employee’s title;

(iii) the aggregate dollar amount of the compensation (including wages, salary, commissions, director’s fees, fringe benefits, bonuses, profit-sharing payments and other payments or benefits of any type) received by or payable to such employee with respect to services performed in 2006;

(iv) such employee’s annualized compensation as of the date of this Agreement; and

(v) any Governmental Authorization that is held by such employee and that relates to or is useful in connection with the business of any of the Acquired Corporations.

The Company has delivered to Parent the information described in clauses “(i)” through “(v)” of this Section 2.15(a) with respect to each other employee of each of the Acquired Corporations (including any such employee who is on a leave of absence).

(b) Part 2.15(b) of the Disclosure Schedule accurately identifies each former employee of any of the Acquired Corporations who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from any of the Acquired Corporations or otherwise) relating to such former employee’s employment with any of the Acquired Corporations, other than pursuant to COBRA or other Legal Requirement; and Part 2.15(b) of the Disclosure Schedule accurately describes such benefits.

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(c) Except as set forth in Part 2.15(c) of the Disclosure Schedule, the employment of each of the Acquired Corporations’ employees is terminable by the applicable Acquired Corporation at will, without payment of severance or other termination benefits. The Company has delivered to Parent accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of each of the Acquired Corporations.

(d) To the Knowledge of the Company: (i) no employee of any of the Acquired Corporations intends to terminate his employment with the Company; (ii) no employee of any of the Acquired Corporations has received an offer to join a business that may be competitive with the business of any Acquired Corporation; and (iii) no employee of any of the Acquired Corporations is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of such Acquired Corporation; or (B) the business or operations of any Acquired Corporation.

(e) Except as set forth in Part 2.15(e) of the Disclosure Schedule: (i) none of the current or former independent contractors of any of the Acquired Corporations will or could be reclassified as an employee; (ii) there are, and at no time have been, any independent contractors who have provided services to any of the Acquired Corporations or any Acquired Corporation Affiliate for a period of six consecutive months or longer; (iii) none of the Acquired Corporations has ever had any temporary or leased employees; and (iv) no independent contractor of any Acquired Corporation is eligible to participate in any Acquired Corporation Employee Plan.

(f) Except as set forth in Part 2.15(f) of the Disclosure Schedule, none of the Acquired Corporations is a party to or bound by any union contract, collective bargaining agreement or similar Contract.

(g) None of the Acquired Corporations is or has ever been engaged in any unfair labor practice of any nature. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting any of the Acquired Corporations or any of their employees. There is not now pending, and, to the Knowledge of the Company, no Person has threatened to commence, any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. There are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Company, threatened relating to any labor, safety or discrimination matters involving any Acquired Corporation Employee, including charges of unfair labor practices or discrimination complaints.

(h) Part 2.15(h) of the Disclosure Schedule contains an accurate and complete list as of the date hereof of each Acquired Corporation Employee Plan and each Acquired Corporation Employee Agreement. Except as set forth in Part 2.15(h) of the Disclosure Schedule, none of the Acquired Corporations intends or has agreed or committed to (i) establish or enter into any new Acquired Corporation Employee Plan or Acquired Corporation Employee Agreement, or (ii) modify any Acquired

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Corporation Employee Plan or Acquired Corporation Employee Agreement (except to conform any such Acquired Corporation Employee Plan or Acquired Corporation Employee Agreement to the requirements of any applicable Legal Requirements, in each case as previously disclosed to Parent in writing).

(i) The Company has delivered to Parent accurate and complete copies of: (i) all documents setting forth the terms of each Acquired Corporation Employee Plan and each Acquired Corporation Employee Agreement, including all amendments thereto and all related trust documents; (ii) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA, the Code or any other applicable Legal Requirement in connection with each Acquired Corporation Employee Plan; (iii) for each Acquired Corporation Employee Plan that is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Acquired Corporation Employee Plan assets; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Acquired Corporation Employee Plan; (v) all material written Contracts relating to each Acquired Corporation Employee Plan, including administrative service agreements and group insurance contracts; (vi) all written materials provided to any Acquired Corporation Employee relating to any Acquired Corporation Employee Plan and any proposed Acquired Corporation Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to any of the Acquired Corporations or any Acquired Corporation Affiliate; (vii) all correspondence to or from any Governmental Body relating to any Acquired Corporation Employee Plan; (viii) all COBRA forms and related notices; (ix) all insurance policies in the possession of any of the Acquired Corporations or any Acquired Corporation Affiliate pertaining to fiduciary liability insurance covering the fiduciaries for each Acquired Corporation Employee Plan; (x) all discrimination tests required under the Code for each Acquired Corporation Employee Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; and (xi) the most recent IRS determination or opinion letter issued with respect to each Acquired Corporation Employee Plan intended to be qualified under Section 401(a) of the Code.

(j) Each of the Acquired Corporations and Acquired Corporation Affiliates has performed all material obligations required to be performed by it under each Acquired Corporation Employee Plan, and the Company has no Knowledge of any material default or violation by any other party of the terms of any Acquired Corporation Employee Plan. Each Acquired Corporation Employee Plan has been established and maintained substantially in accordance with its terms and in substantial compliance with all applicable Legal Requirements, including ERISA and the Code. Any Acquired Corporation Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, that is not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Acquired Corporation Employee Plan. There are no claims or Legal Proceedings pending, or, to the Knowledge of the Company, threatened (other than routine claims for benefits), against any Acquired Corporation Employee Plan or against the assets of any Acquired Corporation Employee Plan. Each Acquired Corporation Employee Plan (other than any Acquired Corporation Employee Plan to be terminated prior to the Closing in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent, any of the Acquired Corporations or any Acquired Corporation Affiliate (other than ordinary administration expenses), subject to applicable Legal Requirements. There are no audits, inquiries or Legal Proceedings pending or, to the Knowledge of the Company, threatened by the IRS, the DOL or any other Governmental Body with respect to any Acquired Corporation Employee Plan. No Acquired

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Corporation, and no Acquired Corporation Affiliate, has ever incurred any penalty or tax with respect to any Acquired Corporation Employee Plan under Section 502(i) of ERISA, under Sections 4975 through 4980 of the Code or under any other applicable Legal Requirement. Each of the Acquired Corporations and Acquired Corporation Affiliates have timely made all contributions and other payments required by and due under the terms of each Acquired Corporation Employee Plan. Except as set forth in Part 2.15(j) of the Disclosure Schedule, no Acquired Corporation Employee Plan and no grants, awards or benefits thereunder are subject to Section 409A(a) or 409A(b) of the Code or, if subject to Section 409A(a) of the Code, have failed or will fail, in form or operation, to meet the requirements of Section 409A(a)(2), 409A(a)(3) or 409A(a)(4) of the Code.

(k) No Acquired Corporation, and no Acquired Corporation Affiliate, has ever maintained, established, sponsored, participated in, or contributed to any: (i) Acquired Corporation Pension Plan subject to Title IV of ERISA; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) Acquired Corporation Pension Plan in which stock of any of the Acquired Corporations or any Acquired Corporation Affiliate is or was held as a plan asset. None of the Acquired Corporations has established or maintained any Foreign Plan.

(l) No Acquired Corporation Employee Plan provides (except at no cost to the Acquired Corporations or any Acquired Corporation Affiliate), or reflects or represents any liability of any of the Acquired Corporations or any Acquired Corporation Affiliate to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to any of the Acquired Corporations or any Acquired Corporation Affiliate, no Acquired Corporation, and no Acquired Corporation Affiliate, has ever represented, promised or contracted (whether in oral or written form) to any Acquired Corporation Employee (either individually or to Acquired Corporation Employees as a group) or any other Person that any such Acquired Corporation Employee or other Person would be provided with retiree life insurance, retiree health benefits or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(m) Except as set forth in Part 2.15(m) of the Disclosure Schedule, and except as expressly required or provided by this Agreement, neither the execution or delivery of this Agreement nor the consummation of any of the Contemplated Transactions will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Acquired Corporation Employee Plan, Acquired Corporation Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration of any right, obligation or benefit, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Acquired Corporation Employee.

(n) Except as set forth in Part 2.15(n) of the Disclosure Schedule, no Acquired Corporation, and no Acquired Corporation Affiliate: (i) has violated or otherwise failed to comply in all material respects with any Legal Requirement respecting employment, employment practices, terms and conditions of employment or wages and hours, including the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of HIPAA and the provisions of any similar Legal Requirement; (ii) has failed to withhold or report any amounts required by applicable Legal Requirements or by Contract to be withheld or reported with respect to wages, salaries and other payments to Acquired Corporation Employees; (iii) is liable for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable to any of the foregoing; or (iv) is liable for any payment

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to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for Acquired Corporation Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims or Legal Proceedings against any of the Acquired Corporations or any Acquired Corporation Affiliate under any worker’s compensation policy or long-term disability policy.

(o) The aggregate amount payable by the Acquired Corporations to employees of the Acquired Corporations as a result of or in connection with the Merger or the other Contemplated Transactions (other than pursuant to Section 1.6) is set forth in Part 2.15(o) of the Disclosure Schedule, with the amount payable to each of the individuals whose names are set forth in Part 2.15(o) of the Disclosure Schedule set forth opposite their names. Such payments will be payable by the Company solely in cash. The Company shall deduct and withhold from the foregoing payments such amounts as are required to be deducted or withheld therefrom under the Code or under any other Legal Requirement relating to Taxes. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes as having been paid to the individuals to whom such payments are made. Other than the foregoing amounts, no other payments are or will be paid or payable by the Company or any other Acquired Corporation as a result of or in connection with the Merger or the other Contemplated Transactions.

2.16 Environmental Matters. To the Knowledge of the Company, each of the Acquired Corporations possesses all material permits and other Governmental Authorizations required under applicable Environmental Laws, and is in material compliance with the terms and conditions thereof. None of the Acquired Corporations has received any notice or other communication (in writing or, to the Knowledge of the Company, otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that any of the Acquired Corporations is not in compliance with any Environmental Law. To the Knowledge of the Company, (a) all property that is leased to, controlled by or used by any of the Acquired Corporations, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any material environmental contamination of any nature, (b) none of the property leased to, controlled by or used by any of the Acquired Corporations contains any underground storage tanks, asbestos, equipment using PCBs, underground injection wells, and (c) none of the property leased to, controlled by or used by any of the Acquired Corporations contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been disposed of. No Acquired Corporation has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law, (i) has been placed on the “National Priorities List” of hazardous waste sites or any similar state list, (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity, or (iii) is subject to a Legal Requirement to take “removal” or “remedial” action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up any site.

2.17 Insurance. Part 2.17 of the Disclosure Schedule identifies each insurance policy maintained by, at the expense of or for the benefit of any of the Acquired Corporations and identifies any material claims (including any workers’ compensation claims) made thereunder, and the Company has delivered to Parent accurate and complete copies of the insurance policies identified in Part 2.17 of the Disclosure Schedule. Each of the insurance policies identified in Part 2.17 of the Disclosure Schedule is in full force and effect. Since January 1, 2005, none of the Acquired Corporations has received any notice or other communication (in writing or, to the Knowledge of the Company, otherwise) regarding any (a) cancellation or invalidation of any insurance policy identified or required to be identified in Part

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2.17 of the Disclosure Schedule, (b) refusal of any coverage or rejection of any claim under any such insurance policy, or (c) material increase in the amount of the premiums payable with respect to any such insurance policy.

2.18 Related Party Transactions. Except as set forth in Part 2.18 of the Disclosure Schedule: (a) no Related Party has, and no Related Party has at any time since January 1, 2003 had, any direct or indirect interest in any material asset used in or otherwise relating to the business of any of the Acquired Corporations; (b) no Related Party is, or has at any time since January 1, 2003 been, indebted to any of the Acquired Corporations for any amount in excess of $10,000; (c) since January 1, 2003, no Related Party has entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing involving any of the Acquired Corporations; (d) no Related Party (other than Insight Venture Partners, LLC and its affiliates) (“Insight”) is competing, or has at any time since January 1, 2003 competed, with any of the Acquired Corporations; and (e) no Related Party has any claim or right against any of the Acquired Corporations (other than the rights as stockholders of those Persons identified as stockholders of the Company in Part 2.3(a)(i) of the Disclosure Schedule, rights under Company Options and rights to receive compensation and benefits for services performed as an employee of the Company). Part 2.18 of the Disclosure Schedule identifies each Person who is (or who may be deemed to be) an “affiliate” (as that term is used in Rule 145 under the Securities Act) of the Company as of the date of this Agreement. For purposes of this Section 2.18, each of the following shall be deemed to be a “Related Party”: (i) each of the Key Stockholders; (ii) each individual who is, or who has at any time since January 1, 2003 been, an officer or director of any of the Acquired Corporations; (iii) each member of the immediate family of each of the Persons referred to in clauses “(i)” and “(ii)” above; (iv) each Person that is, or that has at any time since January 1, 2003 been, an affiliate of any Key Stockholder (other than any portfolio company or limited partner of such Key Stockholder); and (v) any trust or other Entity (other than the Company) in which any one of the Persons referred to in clauses “(i)”, “(ii),” “(iii)” and “(iv)” above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

2.19 Legal Proceedings; Orders.

(a) Except as set forth in Part 2.19(a)(i) of the Disclosure Schedule, there is no pending Legal Proceeding, and, to the Knowledge of the Company, no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Acquired Corporations or any of the assets owned or used by any of the Acquired Corporations; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. To the Knowledge of the Company, except as set forth in Part 2.19(a)(ii) of the Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. No claim, dispute or Legal Proceeding disclosed in Part 2.19 of the Disclosure Schedule would, if determined adversely to the Acquired Corporation party thereto, reasonably be expected to have or result in a Material Adverse Effect.

(b) There is no Order to which any of the Acquired Corporations, or any of the material assets owned or used by any of the Acquired Corporations, is subject. None of the Key Stockholders is subject to any Order that relates to the business of any Acquired Corporation or to any of the material assets owned or used by any Acquired Corporation. To the Knowledge of the Company, no officer or key employee of any of the Acquired Corporations is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Corporations.

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2.20 Authority; Binding Nature of Agreement. The Company has the corporate power and authority to enter into and to perform its obligations under this Agreement. The board of directors of the Company (at a meeting duly called and held) has (a) unanimously determined that the Certificate Amendment (as defined in Section 6.12) and the Merger are advisable and fair and in the best interests of the Company and its stockholders, (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by the Company and unanimously approved the Merger, (c) unanimously authorized and approved the Certificate Amendment, and (d) unanimously recommended the adoption of this Agreement and the approval of the Certificate Amendment by the holders of Company Capital Stock and directed that this Agreement, the Merger and the Certificate Amendment be submitted for consideration by the Company’s stockholders. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the enforcement of creditors’ rights generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.21 Non-Contravention; Consents. Except as set forth in Part 2.21 of the Disclosure Schedule, neither (1) the execution, delivery or performance by the Company of this Agreement or any of the other Contracts the execution of which is contemplated by this Agreement, nor (2) the consummation of the Merger or any of the other Contemplated Transactions will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the Acquired Corporations, or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of any of the Acquired Corporations;

(b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any of the Acquired Corporations, or any of the material assets owned or used by any of the Acquired Corporations, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Corporations or that otherwise relates to the business of any of the Acquired Corporations or to any of the material assets owned or used by any of the Acquired Corporations;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Acquired Corporation Contract that constitutes a Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Material Contract, (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Material Contract, (iii) accelerate the maturity or performance of any obligation under any such Material Contract, or (iv) cancel, terminate or modify any material term of any such Material Contract;

(e) result in the imposition or creation of any Encumbrance upon or with respect to any material asset owned or used by any of the Acquired Corporations (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations); or

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(f) result in the disclosure or delivery to any escrowholder or other Person of any Company Source Code, or the transfer of any material asset of any of the Acquired Corporations to any Person.

Except as may be required by the DGCL and the HSR Act, and except as set forth in Part 2.21 of the Disclosure Schedule, none of the Acquired Corporations was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance by the Company of this Agreement or any of the other Contracts executed, delivered or entered into in connection with the Contemplated Transactions, or (y) the consummation of the Merger or any of the other Contemplated Transactions. (For purposes of this Agreement, an Acquired Corporation will be deemed to be or to have been “required” to obtain a Consent if the failure to obtain such Consent (i) would reasonably be expected to result in the imposition of any material liability or obligation on, or the expansion of any material liability or obligation of, any of the Acquired Corporations, or (ii) could reasonably be expected to result in the termination, modification or limitation of any material contractual or other material right of any of the Acquired Corporations.)

2.22 Vote Required.

(a) The affirmative votes of the holders of (i) a majority of the shares of Company Capital Stock outstanding on the record date for the Written Consents (as defined in Section 6.2) (the “Record Date”) voting together on an as-if converted to Company Common Stock basis as a single class, (ii) a majority of the shares of Company Preferred Stock outstanding on the Record Date, voting as a class, and (iii) a majority of the shares of Class B Common Stock outstanding on the Record Date, voting as a class (the votes referred to in clauses “(i),” “(ii)” and “(iii)” of this sentence being referred to collectively as the “Required Amendment Stockholder Votes”) are the only votes of the holders of any class or series of the Company’s capital stock necessary to approve the Certificate Amendment.

(b) The affirmative votes of the holders of (i) a majority of the shares of Company Common Stock and Company Preferred Stock outstanding on the Record Date, voting together as a single class, and (ii) a majority of the shares of Company Preferred Stock outstanding on the Record Date, voting as a class (the votes referred to in clauses “(i)” and “(ii)” of this sentence being referred to collectively as the “Required Merger Stockholder Votes”) are the only votes of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement and approve the Merger and the other Contemplated Transactions (other than the Certificate Amendment).

(c) The Key Stockholders collectively own of record (and will continue to own of record through the Closing) a sufficient number of shares of Company Capital Stock to obtain the Required Amendment Stockholder Votes and to obtain the Required Merger Stockholder Votes.

2.23 Financial Advisor. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Acquired Corporations.

2.24 Transaction Expenses. Part 2.24 of the Disclosure Schedule provides a reasonable, good faith estimate of all Transaction Expenses incurred on or prior to the date of this Agreement, and all Transaction Expenses that are or will become payable with respect to services performed on or prior to the date of this Agreement.

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2.25 Full Disclosure.

(a) This Agreement (including the Disclosure Schedule) does not, and none of the certificates referred to in Section 7 or the other Contracts delivered to Parent in connection with the Contemplated Transactions will, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

(b) On the date it is delivered to the stockholders of the Company, the Information Statement (as defined in Section 6.2) (i) will comply with all applicable Legal Requirements, (ii) will not contain any information that is false, misleading or incomplete with respect to any material fact, or (iii) will not omit to state any material fact necessary in order to make the information contained in the Information Statement (in the light of the circumstances under which such information was provided) not false, misleading or incomplete.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE KEY STOCKHOLDERS

Each Key Stockholder (as to such Key Stockholder but not as to any other Key Stockholder or other Person) severally (but not jointly) represents and warrants, to and for the benefit of the Indemnitees, as follows:

3.1 Power and Capacity, etc. Such Key Stockholder has the absolute and unrestricted power, capacity and authority to execute and deliver this Agreement and each other Contract referred to in or contemplated by this Agreement to which such Key Stockholder is or will become a party (this Agreement and such other Contracts being referred to collectively in this Agreement as the “Key Stockholder Transaction Agreements”), and to perform such Key Stockholder’s obligations hereunder and thereunder. This Agreement has been duly authorized and duly executed and delivered by such Key Stockholder and constitutes the legal, valid and binding obligation of such Key Stockholder, enforceable against such Key Stockholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the enforcement of creditors’ rights generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The other Key Stockholder Transaction Agreements, when executed and delivered by such Key Stockholder, will constitute legal, valid and binding obligations of such Key Stockholder, enforceable against such Key Stockholder in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the enforcement of creditors’ rights generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.2 No Conflicts or Consents. The execution and delivery of the Key Stockholder Transaction Agreements by such Key Stockholder does not and will not, and the performance of the Key Stockholder Transaction Agreements by such Key Stockholder will not: (i) conflict with or violate any currently existing Legal Requirement or Order applicable to such Key Stockholder; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or result (with or without notice or lapse of time) in the creation of any Encumbrance on any of the shares of Company Capital Stock or other securities of the Company held by such Key Stockholder pursuant to, any Contract to which such Key Stockholder is a party or by which such Key Stockholder is or may become bound or affected. The execution and delivery of the Key Stockholder Transaction Agreements by such Key Stockholder does not and will not, and the performance of the Key Stockholder Transaction Agreements by such Key Stockholder will not, require any Consent of any Person which has not been obtained.

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3.3 Due Organization, Etc. If such Key Stockholder is an Entity: (a) such Key Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (b) the execution and delivery of the Key Stockholder Transaction Agreements by such Key Stockholder have been duly authorized by all necessary action on the part of the board of directors of such Key Stockholder or other Persons performing similar functions; and (c) the execution and delivery of the Key Stockholder Transaction Agreements by such Key Stockholder does not and will not, and the performance of the Key Stockholder Transaction Agreements by such Key Stockholder will not, (i) result in or constitute any breach of or default under the partnership agreement or other organizational documents of such Key Stockholder, or (ii) require the approval of holders of voting or equity interests in such Key Stockholder, other than any approval already obtained.

3.4 Title to Securities. Such Key Stockholder owns beneficially and of record, and has good and valid title (free and clear of any Encumbrances) to, the shares of Company Capital Stock described opposite such Key Stockholder’s name in Part 3.4 of the Disclosure Schedule, and such Key Stockholder does not directly or indirectly own any shares of capital stock or other securities of any of the Acquired Corporations, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of any of the Acquired Corporations, other than the shares described opposite such Key Stockholder’s name in Part 3.4 of the Disclosure Schedule.

3.5 Legal Proceedings.

(a) Such Key Stockholder (and if such Key Stockholder is a partnership, such Key Stockholder’s general partner) is not subject to any Legal Requirement or Order that may have a material adverse effect on his or its ability to comply with or perform any of his or its covenants or obligations under any of the Key Stockholder Transaction Agreements.

(b) There is no Legal Proceeding pending, and, to such Key Stockholder’s Knowledge, no Person has threatened to commence any Legal Proceeding, that would reasonably be expected to have or result in a material adverse effect on the ability of such Key Stockholder to comply with or perform any of such Key Stockholder’s covenants or obligations under any of the Key Stockholder Transaction Agreements.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

4.1 Authority; Binding Nature of Agreement. Parent and Merger Sub have the corporate power and authority to enter into and to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the enforcement of creditors’ rights generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Prior to the Effective Time, Parent, as the sole stockholder of Merger Sub, will vote the shares of Merger Sub stock in favor of the approval of this Agreement, as and to the extent required by applicable Legal Requirements, including the DGCL.

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4.2 Valid Existence. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

4.3 Non-Contravention; Consents. Neither (1) the execution, delivery or performance by Parent of this Agreement or any of the other Contracts the execution of which is contemplated by this Agreement, nor (2) the consummation of the Merger or any of the other Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of (i) any of the provisions of the articles of incorporation or bylaws of Parent, or (ii) any resolution adopted by the shareholders, the board of directors or any committee of the board of directors of Parent after December 31, 2004; or

(b) contravene, conflict with or result in a violation of, or give any Governmental Body the right to challenge the Merger or any of the other Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Parent, or any of the material assets owned or used by Parent, is subject, except (i) under the HSR Act and other applicable Antitrust Laws (as defined in Section 6.1), and (ii) for conflicts or violations which would not, individually or in the aggregate, reasonably be expected to have or result in a material adverse effect on Parent’s ability to consummate the Merger.

Except as may be required: (a) by the DGCL; (b) by the HSR Act and other applicable Antitrust Laws; and (c) for filings (i) required under the Securities Act and the rules and regulations promulgated thereunder, (ii) required under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, (iii) required by the Nasdaq Stock Market with respect to the Merger and the Contemplated Transactions, and (iv) as otherwise may be required in order for Parent to comply with applicable federal and state securities laws, Parent was not, is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person prior to the Effective Time in connection with (A) the execution, delivery or performance by Parent of this Agreement or any of the Contemplated Transactions, and (B) the consummation of the Merger or any of the Contemplated Transactions, except where the failure to make or obtain any such filing, notice or Consent would not reasonably be expected to have or result in a material adverse effect on Parent’s ability to consummate the Merger.

4.4 Financing. Parent has on the date of this Agreement, and as of the Effective Time will have, sufficient cash, available lines of credit or other sources of readily available funds to enable it to pay the cash amount required to be paid pursuant to Sections 1.5(a)(i)(A), 1.5(a)(ii)(A), 1.5(a)(iii)(A) and 1.6 and to effect the Contemplated Transactions.

SECTION 5. CERTAIN COVENANTS OF THE COMPANY AND THE KEY STOCKHOLDERS

5.1 Access and Investigation.

(a) During the period from the date of this Agreement through the earlier of the Effective Time or the valid termination of this Agreement in accordance with Section 9 (the “Pre-Closing Period”), the Company shall, and shall cause the Representatives of each of the Acquired Corporations to: (i) provide Parent and Parent’s Representatives with reasonable access to the Representatives,

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personnel and assets of the Acquired Corporations and to all existing books, records, Tax Returns, work papers, Acquired Corporation Contracts and other documents and information relating to the Acquired Corporations; and (ii) provide Parent and Parent’s Representatives with copies of such existing books, records, Tax Returns, work papers, Acquired Corporation Contracts and other documents and information relating to the Acquired Corporations, and with such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request.

(b) Without limiting the generality of Section 5.1(a): (i) within 20 days after the end of each calendar month during the Pre-Closing Period, the Company shall prepare, consistently with past practice, and deliver to Parent (A) a consolidated balance sheet of the Company and its consolidated Subsidiaries as of the last day of such calendar month, and (B) a statement of income for such calendar month; and (ii) during the Pre-Closing Period, the Company shall, and shall cause the Representatives of each of the Acquired Corporations to, permit Parent’s senior officers to meet with the controller and other officers of the Acquired Corporations responsible for the Company’s financial statements, the internal controls of the Acquired Corporations and the disclosure controls and procedures of the Acquired Corporations to discuss such matters as Parent may reasonably deem necessary or appropriate for Parent to satisfy its obligations under the Sarbanes-Oxley Act of 2002 and the rules and regulations relating thereto.

(c) Notwithstanding anything in this Section 5.1 to the contrary: (i) the activities referred to in this Section 5.1 shall be conducted in such a manner so as not to interfere unreasonably with the operation of the businesses of the Acquired Corporations; and (ii) the Company may limit the access described in this Section 5.1 to the extent such access would reasonably be expected to, in the opinion of the Company’s outside counsel, materially violate any applicable Legal Requirement or result in a material violation of any Acquired Corporation Contract that constitutes a Material Contract.

5.2 Operation of the Company’s Business.

(a) During the Pre-Closing Period: (i) the Company shall ensure that each of the Acquired Corporations conducts its business and operations (A) in the ordinary course and in accordance with past practices, and (B) in compliance in all material respects with all applicable Legal Requirements and the material requirements of all Acquired Corporation Contracts that constitute Material Contracts; (ii) the Company shall use commercially reasonable efforts to ensure that each of the Acquired Corporations preserves intact its current business organization, keeps available the services of its current officers and key employees and maintains its relations and goodwill with all material suppliers, customers, development partners, landlords, creditors, licensors, licensees, employees and other Persons having material business relationships with the respective Acquired Corporations; (iii) the Company shall keep in full force each material insurance policy referred to in Section 2.17 and, if any such insurance policy is scheduled to expire during the Pre-Closing Period, the Company shall cause such insurance policy to be renewed or replaced (on terms and with coverage substantially equivalent to the terms and coverage of the expiring insurance policy) on or prior to the date of expiration of such insurance policy; (iv) the Company shall cause to be provided all notices, and shall use commercially reasonable efforts to cause to be provided all assurances and support, required by any Acquired Corporation Contract relating to any Acquired Corporation Software in order to ensure that no condition under such Acquired Corporation Contract occurs that would reasonably be expected to result in (A) any transfer by, or disclosure to a third party by, any Acquired Corporation of the source code for any portion of the Acquired Corporation Software, or (B) a release from any escrow of any source code that has been deposited or is required to be deposited in escrow under the terms of such Acquired Corporation Contract; and (v) the Company shall promptly notify Parent of (A) any notice or other communication (in writing

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or, to the Knowledge of the Company, otherwise) from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions, (B) any material Legal Proceeding commenced, or, to the Knowledge of the Company, threatened against, relating to or involving or otherwise affecting any of the Acquired Corporations, and (C) any change in or modification to the Stated Value (as defined in the Company’s Second Amended and Restated Certificate of Incorporation) or the conversion price or conversion ratio of the Company Preferred Stock.

(b) During the Pre-Closing Period, except as set forth on Part 5.2(b) of the Disclosure Schedule, the Company shall not (without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed), and shall not permit any of the other Acquired Corporations to:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

(ii) sell, issue, grant or authorize the sale, issuance or grant of (A) any capital stock or other security, (B) any option or right to acquire any capital stock or other security, or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company shall be permitted to issue (I) Company Options under the Company Option Plan in the ordinary course of business consistent with past practices, and (II) Company Common Stock upon the exercise of outstanding Company Options);

(iii) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company’s stock option plans, any provision of any Contract evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding Company Option, warrant or other security or any related Contract;

(iv) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents (other than the Certificate Amendment), or effect or become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(v) form any subsidiary or acquire any equity interest or other interest in any other Entity;

(vi) make any capital expenditure (except that the Acquired Corporations may make capital expenditures that, when added to all other capital expenditures made on behalf of the Acquired Corporations during the Pre-Closing Period, do not exceed $60,000 per month);

(vii) prepay or accelerate the payment of any obligation or expense outside the ordinary course of business or inconsistent with past practices;

(viii) modify the terms of any accounts receivable of the Acquired Corporations, other than in the ordinary course of business, consistent with past practices;

(ix) otherwise administer its accounts receivable, accounts payable and other cash management practices in a manner that is outside the ordinary course of business or inconsistent with past practices;

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(x) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Material Contract (other than non-exclusive end-user licenses to Acquired Corporation Software, maintenance agreements, professional services agreements, custom software development agreements and agreements with value added resellers or distributors, in each case entered into by the Company in the ordinary course of business and consistent with past practices) that (A) contemplates payments in any 12-month period aggregating more than $100,000 or the delivery of consideration in any 12-month period having an aggregate value of more than $100,000, or (B) considered together with all other Material Contracts entered into during the Pre-Closing Period, contemplates payments in any 12-month period aggregating more than $500,000 or the delivery of consideration in any 12-month period having an aggregate value of more than $500,000;

(xi) amend or terminate, or waive any material right or remedy under, any Material Contract;

(xii) acquire, lease or license any right or other asset from any other Person, or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for (A) immaterial assets acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices, (B) non-exclusive end-user licenses to Acquired Corporation Software, maintenance agreements, professional services agreements, custom software development agreements and agreements with value added resellers or distributors entered into by the Company in the ordinary course of business and consistent with past practices, and (C) capital expenditures that are otherwise permissible under this Section 5.2(b));

(xiii) expressly waive or relinquish any material right under applicable Legal Requirements, other than in the ordinary course of business and consistent with past practices;

(xiv) lend money to any Person (except that the Company may make routine travel and other immaterial expense advances to employees in the ordinary course of business and consistent with past practices not in excess of $5,000 in the aggregate);

(xv) incur or guarantee any indebtedness for borrowed money, other than indebtedness for borrowed money of less than $50,000 in the aggregate incurred in the ordinary course of business consistent with past practices;

(xvi) establish, adopt or materially amend (other than by means of an amendment required by any applicable Legal Requirement or an amendment that, in the opinion of outside counsel to the Company, is necessary to maintain tax qualified status) any Acquired Corporation Employee Plan, or pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees (except that the Company (A) may implement routine, reasonable salary increases in the ordinary course of business and consistent with past practices in connection with the Company’s customary employee review process, (B) may make customary bonus payments and profit sharing payments in the ordinary course of business and consistent with past practices in accordance with existing bonus and profit sharing plans identified in Part 2.15(h) of the Disclosure Schedule, and (C) may make customary sales commission payments in the ordinary course of business and consistent with past practices in accordance with existing sales commission plans identified in Part 2.15(h) of the Disclosure Schedule);

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(xvii) hire any single employee with an annual base salary in excess of $125,000 or (except for new employees specifically hired to fill a vacant position created by the departure following the date of this Agreement of an existing employee) hire more than ten employees during any calendar month;

(xviii) promote any employee outside the ordinary course of business or inconsistent with past practice;

(xix) enter into any Contract contemplating payments or the delivery of other consideration aggregating or having an aggregate value in excess of $50,000 (A) that contains any “change of control” provision or that, in connection with the Merger or any of the other Contemplated Transactions, would reasonably be expected to (I) result in any payment (including any bonus, golden parachute or severance payment) to any Person (whether or not under any Acquired Corporation Employee Plan), (II) increase the benefits payable under any Acquired Corporation Employee Plan, (III) result in any acceleration of the time of payment or vesting of any such benefits, or (IV) result in the forgiveness of any indebtedness of any Acquired Corporation Employee, or (B) pursuant to which any of the Acquired Corporations is or may become obligated to make any severance, termination or similar payment to any Acquired Corporation Employee, in each case other than any Contract pursuant to which the amount of severance, change of control or other payment, expenditure or liability thereunder would be included in the Aggregate Change of Control Amount as of the Effective Time;

(xx) make any material Tax election;

(xxi) commence or settle any material Legal Proceeding (other than any collection proceeding commenced by the Company relating to the Company’s ordinary course accounts receivable, and any Legal Proceeding brought by the Company against Parent relating to the enforcement of this Agreement);

(xxii) enter into any material transaction or take any other material action outside the ordinary course of business or inconsistent with past practices;

(xxiii) make, or agree or commit to make, any payment to any employee of any of the Acquired Corporations that is contingent on the consummation of the Merger, conditioned on their approval of the Merger or their execution of any of the agreements or documents contemplated by this Agreement, or otherwise outside the ordinary course of business; or

(xxiv) agree or commit to take any of the actions described in clauses “(i)” through “(xxiii)” of this Section 5.2(b);

provided, however, that notwithstanding any of the foregoing, during the Pre-Closing Period: (A) the Company shall be permitted to make the payments described in Section 2.15(o); and (B) the Company shall be permitted to cause to be terminated or amended the agreements described in Schedule 6.14.

5.3 Notification; Updates to Disclosure Schedule.

(a) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in or breach of any representation or warranty contained in Section 2; (ii) any event, condition, fact or

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circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in or breach of any representation or warranty contained in Section 2 if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Company; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 7 or Section 8 impossible or unlikely or that has had or would reasonably be expected to have or result in a Material Adverse Effect.

(b) During the Pre-Closing Period, each Key Stockholder shall promptly notify Parent in writing of: (i) the discovery by such Key Stockholder of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in or breach of any representation or warranty of such Key Stockholder contained in Section 3; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in or breach of any representation or warranty of such Key Stockholder contained in Section 3 if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of such Key Stockholder; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 7 or Section 8 impossible or unlikely or that has had or would reasonably be expected to have or result in a Material Adverse Effect.

(c) If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 5.3(a) or Section 5.3(b) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent an update to the Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of: (i) determining the accuracy of any of the representations and warranties in this Agreement or in any certificate or other Contract referred to in this Agreement; or (ii) determining whether any condition set forth in Section 7 has been satisfied.

5.4 No Negotiation. During the Pre-Closing Period, the Company shall ensure that none of the Acquired Corporations and no Representative of any Acquired Corporation shall, directly or indirectly: (a) solicit, facilitate or encourage the initiation of any inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction; (b) participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Parent) relating to or in connection with a possible Acquisition Transaction; or (c) consider, entertain or accept any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction. During the Pre-Closing Period, no Key Stockholder shall, and each Key Stockholder shall ensure that no Representative of such Key Stockholder shall, directly or indirectly, take any of the actions referred to in clauses “(a)” through “(c)” of the preceding sentence. The Company shall promptly notify Parent in writing of any inquiry, proposal or offer relating to a possible Acquisition Transaction (including the identity of the Person making or submitting such inquiry, proposal or offer, and the terms thereof) that is received by the Company, any other Acquired Corporation, any of the Key Stockholders or any Representative of any Acquired Corporation or of any Key Stockholder during the Pre-Closing Period.

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5.5 Restriction on Transfer. Each Key Stockholder agrees that, during the Pre-Closing Period, such Key Stockholder shall not directly or indirectly sell or otherwise transfer or dispose of, or pledge or otherwise permit to be subject to any Encumbrance, any shares of Company Capital Stock or any other security of the Company, or any direct or indirect beneficial interest therein; provided, however, that shares of Company Capital Stock may be transferred to an affiliate (including any general or limited partner) or family member of such Key Stockholder (or of any such transferee) so long as: (a) the transferor notifies Parent of the intended transfer in writing at least 10 days prior to the transfer; (b) the transferee agrees to be bound by the terms of this Agreement; and (c) the transferor remains liable for any breach by the transferee of this Agreement.

5.6 Tender Offer. As promptly as practicable following the date of this Agreement, the Company shall commence a tender offer (the “Tender Offer”) to amend, at the election of the applicable option holder, certain portions of Company Options that (a) were not vested before January 1, 2005 and (b) were not exercised before the commencement of the Tender Offer. The purpose of such amendment of portions of the Company Options shall be to either exempt such portions from the application of Section 409A of the Code or to cause such portions to comply with Section 409A of the Code. The terms and conditions of the Tender Offer shall be set forth in an offering memorandum (the “Offering Memorandum”) and distributed to such holders of Company Options at the time the Tender Offer is commenced. The Offering Memorandum and any other materials to be distributed in connection with the Tender Offer shall be in substantially the form reviewed by Parent prior to the date hereof, without any material changes thereto. The Tender Offer shall be held open for no less than 20 business days from the date the Offering Memorandum is first sent to holders of Company Options and the Tender Offer shall expire at the end of such 20 business-day period or, if the Tender Offer is extended by the Company, on a later date thereafter (the “Expiration Date”).

SECTION 6. ADDITIONAL COVENANTS OF THE PARTIES

6.1 Regulatory Approvals. Each party shall use commercially reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file the notifications required under the HSR Act and any applicable foreign antitrust laws or regulations (collectively, the “Antitrust Laws”) in connection with the Merger. Subject to Section 6.4(b), the Company and Parent shall: (a) respond as promptly as practicable to: (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Body in connection with antitrust or related matters; (b) use commercially reasonable efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the Antitrust Laws as soon as practicable, including seeking early termination of the applicable waiting period under the HSR Act; and (c) use commercially reasonable efforts to resolve any objections which may be asserted by any Governmental Body with respect to the Merger under the Antitrust Laws. Subject to Section 6.4(b), in the event any Legal Proceeding is threatened or instituted by any Governmental Body challenging the Merger as violative of Antitrust Laws, each of Parent and the Company shall use commercially reasonable efforts to avoid the institution of, or to resist or resolve, such Legal Proceeding.

6.2 Stockholder Consents; Information Statement. Immediately following the execution of this Agreement, each Key Stockholder shall execute and deliver to the Company a written consent

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approving the Merger, adopting this Agreement and approving the Certificate Amendment (a “Written Consent”), and each Key Stockholder agrees not to withdraw such Key Stockholder’s Written Consent and not to take any other action that is inconsistent with such Written Consent or that may have the effect of delaying or interfering with the Merger or the Certificate Amendment. As promptly as practicable following the date of this Agreement, the Company shall prepare an information statement accurately describing this Agreement, the Merger, the other Contemplated Transactions and the provisions of Section 262 of the DGCL (the “Information Statement”), and shall deliver the Information Statement to those of its stockholders who did not execute Written Consents for the purpose of informing them of the approval of the Merger, the adoption of this Agreement and the approval of the Certificate Amendment. The Information Statement shall include, subject to the fiduciary duties of the board of directors of the Company, a statement to the effect that the board of directors of the Company unanimously recommends that the Company’s stockholders execute Written Consents approving the Merger, adopting this Agreement and approving the Certificate Amendment.

6.3 Public Announcements. During the Pre-Closing Period, neither the Company nor the Key Stockholders shall (and the Company shall not permit any of the Acquired Corporations or any Representative of any of the Acquired Corporations to) issue any press release or make any public statement regarding this Agreement, the Merger or any of the other Contemplated Transactions without the prior written consent of Parent, and Parent shall not issue any press release or make any public statement regarding this Agreement, the Merger or any of the other Contemplated Transactions without the prior written consent of the Company; provided, however, that: (a) Parent and the Company shall be permitted to issue a press release in substantially the form of Exhibit C, and Parent shall be permitted to make any other public statement that is not inconsistent with such press release; and (b) in the event of a development occurring or arising after the date of this Agreement: (i) each of Parent and the Company shall be permitted to make any disclosure or public statement with respect to such development that it determines in good faith is required by any applicable Legal Requirement; and (ii) Parent shall be permitted to make any disclosure or public statement with respect to such development that it determines in good faith is required by the rules of any stock exchange or quotation system on which the Parent Common Stock is listed or quoted for trading.

6.4 Additional Agreements.

(a) Subject to Section 6.4(b), Parent, Merger Sub and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to Section 6.4(b), each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other Contemplated Transactions; and (ii) shall use commercially reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other Contemplated Transactions. Each of Parent and the Company shall promptly deliver to the other a copy of each such filing made, each such notice given and each such Consent obtained by such party during the Pre-Closing Period.

(b) Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement or otherwise: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets, or to commit to cause any of the Acquired Corporations to dispose of or transfer any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause any of the Acquired Corporations to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of

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its Subsidiaries to license or otherwise make available, to any Person, any technology, software or other Intellectual Property or Intellectual Property Right, or to commit to cause any of the Acquired Corporations to license or otherwise make available to any Person any technology, software or other Intellectual Property or Intellectual Property Right; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause any of the Acquired Corporations to hold separate any assets or operations; (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Acquired Corporations; or (vi) to contest any Legal Proceeding relating to the Merger if Parent determines in good faith that contesting such Legal Proceeding is not advisable.

6.5 Commercially Reasonable Efforts. During the Pre-Closing Period, (a) the Company shall use commercially reasonable efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis, and (b) subject to Section 6.4(b), Parent and Merger Sub shall use commercially reasonable efforts to cause the conditions set forth in Section 8 to be satisfied on a timely basis.

6.6 Ancillary Agreements. At or prior to the Closing, the Company shall use commercially reasonable efforts to cause: (a) each of the individuals identified on Schedule 7.8(b) to execute and deliver to the Company and Parent a Noncompetition Agreement in the form of Exhibit D; and (b) each Key Stockholder and each officer and director of each of the Acquired Corporations to execute and deliver to Parent and the Company a Release in the form of Exhibit E. At or prior to the Closing, Parent shall establish an incentive plan in the form of Exhibit I (the “Management Incentive Plan”).

6.7 FIRPTA Matters. At the Closing: (a) the Company shall deliver to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897—2(h)(1)(i) of the United States Treasury Regulations; and (b) the Company shall deliver to the IRS the notification required under Section 1.897—2(h)(2) of the United States Treasury Regulations.

6.8 Termination of 401(k) Plan. Unless otherwise requested by Parent prior to the Closing, the Company shall take all actions reasonably necessary to terminate the Company’s 401(k) Plan prior to the Closing.

6.9 Resignation of Officers and Directors. The Company shall use commercially reasonable efforts to obtain and deliver to Parent at or prior to the Closing the resignation of each officer and director of each of the Acquired Corporations.

6.10 Employee Benefits. Parent agrees that (a) all Continuing Employees shall, subject to any necessary transition period and subject to any applicable plan provisions, contractual requirements and Legal Requirements, be eligible to participate in Parent’s health, vacation and 401(k) plans, to substantially the same extent as similarly situated employees of Parent; and (b) for purposes of determining a Continuing Employee’s eligibility to participate in such plans, such Continuing Employee shall receive credit under such plans for his or her years of service with the Acquired Corporations prior to the Effective Time. All Continuing Employees shall, subject to applicable program provisions, conditions and requirements, be eligible to participate in Parent’s incentive programs that are generally available to Parent’s other employees. Nothing in this Section 6.10 or elsewhere in this Agreement shall be construed to create a right in any Acquired Corporation Employee to employment with Parent, the Surviving Corporation or any Subsidiary of Parent or the Surviving Corporation, and the employment of each Continuing Employee shall be “at will” employment. No Continuing Employee, and no other Acquired Corporation Employee, shall be deemed to be a third party beneficiary of this Agreement.

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6.11 Indemnification of Officers and Directors.

(a) Parent and Merger Sub agree that all rights to indemnification for acts or omissions occurring prior to the Effective Time existing as of the date of this Agreement in favor of the current directors and officers of the Company as provided in the Company’s certificate of incorporation and bylaws or any indemnification agreements identified in Part 2.10(a)(iv) of the Disclosure Schedule shall survive the Merger and shall continue in full force and effect in accordance with their terms for at least six years following the Effective Time, and Parent shall cause the Surviving Corporation to fulfill and honor such obligations to the maximum extent permitted by applicable Legal Requirements.

(b) For a period of six years after the Effective Time, Parent shall maintain in effect, for events that shall have occurred at or prior to the Effective Time, the existing level and scope of directors’ and officers’ liability insurance covering those directors and officers of the Company who are currently covered by the Company’s existing directors’ and officers’ liability insurance policy, to the extent that directors’ and officers’ liability insurance coverage is commercially available; provided, however, that in no event shall Parent be required to expend in any one year an amount in excess of $25,000; and provided, further, that if the annual premiums payable for such insurance coverage exceed $25,000, Parent shall maintain the maximum amount of coverage available for $25,000. The provisions of this Section 6.11(b) shall be deemed to have been satisfied if prepaid policies have been obtained for purposes of this Section 6.11(b), which policies provide directors and officers with coverage comparable to the coverage provided by the existing directors’ and officers’ liability insurance policy for an aggregate period of six (6) years following the Effective Time (and the Company may, if it obtains the prior written consent of Parent, obtain such prepaid policies prior to the Effective Time).

(c) The provisions of this Section 6.11 shall survive the Closing and are intended to be for the benefit of, and enforceable by, each current director and officer of the Company and his or her heirs and personal representatives, and nothing in this Agreement shall affect any indemnification rights that any such current director or officer and his or her heirs and personal representatives may have under the certificate of incorporation or bylaws of the Company or any Subsidiary or any contract or applicable law.

6.12 Amendment to Certificate of Incorporation. The Company shall: (a) cause to be adopted an amendment to the Company’s certificate of incorporation in the form of Exhibit F (the “Certificate Amendment”); and (b) file the Certificate Amendment with the Secretary of State of the State of Delaware and cause the Certificate Amendment to take effect prior to the Closing Date.

6.13 Execution of Key Stockholder Certificate. At the Closing, each Key Stockholder shall execute and deliver to Parent the Key Stockholder Certificate (as defined in Section 7.8(i)).

6.14 Termination/Amendment of Agreements. The Company shall use its commercially reasonable efforts to cause the agreements identified on Schedule 6.14 to be terminated or amended as set forth on Schedule 6.14, in each case effective as of the Effective Time.

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction (or waiver by Parent), at or prior to the Closing, of each of the following conditions:

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7.1 Accuracy of Representations. Each of the representations and warranties set forth in Sections 2 and 3 and each of the representations and warranties set forth in each of the other Contracts delivered to Parent in connection with the Contemplated Transactions: (a) shall have been accurate in all respects as of the date of this Agreement; and (b) shall be accurate in all respects as of the Closing Date as if made on the Closing Date (except that any representation and warranty that is made exclusively as of, and that refers specifically to, a specified date need only have been accurate in all respects as of such specified date); provided, however, that: (i) in determining the accuracy of such representations and warranties for purposes of this Section 7.1 (and specifically for purposes of clauses “(a),” “(b)” and “(ii)” of this Section 7.1), (x) all “Material Adverse Effect” and other materiality qualifications (other than the materiality qualification contained in Section 2.5(a)), and (y) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded; and (ii) the condition set forth in this Section 7.1 shall be deemed to have been satisfied notwithstanding the existence of inaccuracies in such representations and warranties if the circumstances rendering such representations and warranties inaccurate (including any circumstances rendering such representations and warranties inaccurate as of the date of this Agreement and any circumstances rendering such representations and warranties inaccurate as of the Closing Date as if made on the Closing Date), considered collectively, have not had and would not reasonably be expected to have or result in a Negative Impact.

7.2 Performance of Covenants. Each of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing, and each of the covenants that each Key Stockholder is required to comply with or to perform at or prior to the Closing, shall have been complied with and performed in all material respects.

7.3 Stockholder Approval. The Certificate Amendment shall have been duly approved by the Required Amendment Stockholder Votes and the Merger shall have been duly approved and this Agreement shall have been duly adopted by the Required Merger Stockholder Votes. All of the Key Stockholders, in their capacity as stockholders of the Company, shall have executed Written Consents.

7.4 No Parachute Payments. Neither any payment made, nor any options granted, to any Person in connection with or in contemplation of the Merger or any of the other Contemplated Transactions shall constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code, unless stockholder approval of such “parachute payment” shall have been obtained in a manner which satisfies all applicable requirements of Section 280G(b)(5) of the Code and the Treasury Regulations thereunder.

7.5 Amendment to Certificate of Incorporation. The Company shall have provided Parent with evidence satisfactory to Parent that the Company has filed the Certificate Amendment with the Secretary of State of the State of Delaware and that the Certificate Amendment was in effect prior to the Closing.

7.6 HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

7.7 No Material Adverse Effect. Between the date of this Agreement and the Closing Date, there shall not have occurred any Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Material Adverse Effect.

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7.8 Agreements and Documents. Parent and the Company shall have received the following agreements and documents, each of which shall be in full force and effect:

(a) the Escrow Agreement, executed by the Stockholders’ Representative and the Escrow Agent;

(b) a Noncompetition Agreement in the form of Exhibit D, executed by each of the individuals identified on Schedule 7.8(b);

(c) a Release in the form of Exhibit E, dated as of the Closing Date, executed by each Key Stockholder and each officer and director of each of the Acquired Corporations;

(d) the Closing Payment Schedule;

(e) the statement referred to in Section 6.7(a), executed on behalf of the Company;

(f) a legal opinion of Willkie Farr & Gallagher LLP, counsel to the Company, dated as of the Closing Date and addressed to Parent and the Company, addressing the matters set forth in Schedule 7.8(f) and containing no exceptions, assumptions or qualifications that are not customarily included in legal opinions relating to transactions similar to the Merger;

(g) a legal opinion of Morris, Nichols, Arsht & Tunnell, Delaware counsel to the Company, dated as of the Closing Date and addressed to Parent and the Company, addressing the matters set forth in Schedule 7.8(g) and containing no exceptions, assumptions or qualifications that are not customarily included in legal opinions relating to transactions similar to the Merger;

(h) a certificate, executed on behalf of the Company by an officer of the Company, containing the representation and warranty of the Company that the conditions set forth in Section 7.1 (as it relates to the representations and warranties of the Company), Section 7.2 (as it relates to the covenants and obligations of the Company) and Sections 7.3, 7.4, 7.5, 7.7, 7.10, 7.11, 7.12, 7.13, 7.14 and 7.15 have been duly satisfied;

(i) a certificate, executed by the Key Stockholders, containing the representation and warranty of each Key Stockholder that the conditions set forth in Section 7.1 (as it relates to the representations and warranties of such Key Stockholder) and Section 7.2 (as it relates to the covenants and obligations of such Key Stockholder) have been duly satisfied (the “Key Stockholder Certificate”);

(j) written resignations of all officers and directors of the Acquired Corporations, effective as of the Effective Time;

(k) agreements, in form and substance reasonably satisfactory to Parent, terminating or amending the agreements identified on Schedule 6.14;

(l) employment offer letters, in the forms previously provided by the Company to the applicable individuals on or about the date of this Agreement, countersigned by Jason Judge and each of the individuals identified on Schedule 1.6; and

(m) such other documents as may be reasonably requested by Parent.

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7.9 FIRPTA Compliance. The Company shall have filed with the IRS the notification referred to in Section 6.7(b).

7.10 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

7.11 No Governmental Legal Proceedings. No U.S. federal or state or foreign Governmental Body shall have commenced or be a party to, or shall have threatened to commence or to become a party to, any Legal Proceeding: (a) seeking a material amount of damages in connection with the Merger or any of the other Contemplated Transactions; (b) seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of stock of Merger Sub or the Surviving Corporation; (c) challenging, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions; or (d) seeking to compel any of the Acquired Corporations, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets as a result of the Merger or any of the other Contemplated Transactions.

7.12 No Other Legal Proceedings. No Person shall have commenced any Legal Proceeding: (a) seeking to enjoin the Merger; (b) seeking a material amount of damages in connection with the Merger, which, if adversely determined, would reasonably be expected to have a Negative Impact; or (c) challenging the Merger or that, if adversely determined, would reasonably be expected to prevent, materially delay or rescind the Merger.

7.13 Employees. None of the individuals set forth on Schedule 7.13(a) shall have (a) ceased to be employed by, or expressed an intention to terminate employment with, any of the Acquired Corporations, or (b) expressed an intention to decline to accept employment with Parent or any Subsidiary of Parent. Each of the employees set forth on Schedule 7.13(b) shall have ceased to be employed by the Acquired Corporations.

7.14 Termination of 401(k) Plan. If required pursuant to Section 6.8, the Company shall have provided Parent with evidence satisfactory to Parent that the board of directors of the Company has adopted resolutions regarding the termination of the ScriptLogic Corporation 401(k) Plan prior to the Closing.

7.15 Expiration of Tender Offer. The Tender Offer shall have expired on the Expiration Date.

SECTION 8. CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligation of the Company to effect the Merger and otherwise consummate the Contemplated Transactions is subject to the satisfaction (or waiver by the Company), at or prior to the Closing, of the following conditions:

8.1 Accuracy of Representations. Each of the representations and warranties made by Parent and Merger Sub in this Agreement shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all respects as of the Closing Date as if made on the Closing Date; provided, however, that the condition set forth in this Section 8.1 shall be deemed to have been satisfied notwithstanding the existence of inaccuracies in such representations and warranties if the circumstances rendering such representations and warranties inaccurate have not had and would not reasonably be expected to have or result in a material adverse effect on Parent’s ability to consummate the Merger.

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8.2 Performance of Covenants. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

8.3 Escrow Agreement and Certificate. The Stockholders’ Representative shall have received the Escrow Agreement, executed by Parent and the Escrow Agent, and the Company shall have received a certificate executed on behalf of Parent by an officer of Parent containing the representation and warranty of Parent that the conditions set forth in Sections 8.1 and 8.2 have been duly satisfied.

8.4 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued against the Company by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Company and the Merger that makes consummation of the Merger by the Company illegal.

8.5 Stockholder Approval. The Merger shall have been duly approved and this Agreement shall have been duly adopted by the Required Merger Stockholder Votes.

8.6 HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

SECTION 9. TERMINATION

9.1 Termination Events. This Agreement may be terminated prior to the Closing:

(a) by the mutual consent of Parent and the Company;

(b) by either Parent or the Company if the Closing has not taken place on or before the End Date (as defined below), other than as a result of any failure on the part of such terminating party to comply with or perform any covenant or obligation of such terminating party set forth in this Agreement;

(c) by Parent if (i) any representation or warranty of the Company or any Key Stockholder contained in this Agreement shall be inaccurate or shall have been breached as of the date of this Agreement, or shall have become inaccurate or shall be breached as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 7.1 would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date, (A) all “Material Adverse Effect” and other materiality qualifications (other than those set forth in Section 2.5(a)), and (B) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded), or (ii) any of the covenants or obligations of the Company or any Key Stockholder contained in this Agreement shall have been breached in any material respect; provided, however, that if an inaccuracy in or breach of any representation or warranty of the Company or any Key Stockholder as of a date subsequent to the date of this Agreement or a breach of a covenant by the Company or any Key Stockholder is curable by the Company or such Key Stockholder through the use of commercially reasonable efforts during the 30-day period after Parent notifies the Company in writing of the existence of such inaccuracy or breach (the

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“Company Cure Period”), then Parent may not terminate this Agreement under this Section 9.1(c) as a result of such inaccuracy or breach prior to the expiration of the Company Cure Period, provided the Company or such Key Stockholder, during the Company Cure Period, continues to exercise commercially reasonable efforts to cure such inaccuracy or breach;

(d) by the Company if (i) any representation or warranty of Parent contained in this Agreement shall be inaccurate or shall have been breached as of the date of this Agreement, or shall have become inaccurate or shall be breached as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 8.1 would not be satisfied, or (ii) if any of Parent’s covenants contained in this Agreement shall have been breached in any material respect; provided, however, that if an inaccuracy in or breach of any representation or warranty of Parent as of a date subsequent to the date of this Agreement or a breach of a covenant by Parent is curable by Parent through the use of commercially reasonable efforts during the 30-day period after the Company notifies Parent in writing of the existence of such inaccuracy or breach (the “Parent Cure Period”), then the Company may not terminate this Agreement under this Section 9.1(d) as a result of such inaccuracy or breach prior to the expiration of the Parent Cure Period, provided Parent, during the Parent Cure Period, continues to exercise commercially reasonable efforts to cure such inaccuracy or breach;

(e) by Parent if (i) there shall have occurred any Material Adverse Effect, or (ii) any event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have or result in a Material Adverse Effect;

(f) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, other than as a result of any failure on the part of such terminating party to comply with or perform any covenant or obligation of such terminating party set forth in this Agreement;

(g) by Parent, if any condition contained in Section 7 shall become incapable of fulfillment;

(h) by the Company, if any condition contained in Section 8 shall become incapable of fulfillment; or

(i) by Parent if the Required Merger Stockholder Votes are not obtained within one day after the date of this Agreement.

The “End Date” shall be August 15, 2007; provided, however, that (i) if, on August 15, 2007, each of the conditions set forth in Sections 7 and 8 (other than those conditions that by their nature are to be satisfied at the Closing) is satisfied or has been waived, other than either or both of the conditions set forth in Sections 7.6 and 7.11, then the End Date shall be automatically extended until September 30, 2007, and (ii) if the End Date shall have been extended until September 30, 2007 and if, on September 30, 2007, each of the conditions set forth in Sections 7 and 8 (other than those conditions that by their nature are to be satisfied at the Closing) is satisfied or has been waived, other than either or both of the conditions set forth in Sections 7.6 and 7.11, then the End Date shall be automatically further extended until November 30, 2007.

9.2 Termination Procedures. If a party wishes to terminate this Agreement pursuant to Section 9.1, then such party shall deliver to the other parties to this Agreement a written notice stating that such party is terminating this Agreement and setting forth a brief description of the basis on which such party is terminating this Agreement.

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9.3 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) none of the Company, the Key Stockholders or Parent shall be relieved of any obligation or liability arising from any willful breach by such party of any representation, warranty, covenant or other provision of this Agreement; and (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 6.3 and Section 11.

SECTION 10. INDEMNIFICATION, ETC.

10.1 Survival of Representations, Etc.

(a) The representations, warranties, covenants and obligations of the Company and the Key Stockholders (including the representations and warranties set forth in Sections 2 and 3 and the representations and warranties set forth in the certificates referred to in Section 7) shall survive the Closing. Except as provided in Section 10.1(b) with respect to “Willful Breaches,” all covenants and obligations of the Company set forth in Sections 5 and 6, and all representations and warranties of the Company set forth in Section 2 and in the certificate referred to in Section 7.8(h), other than the Specified Representations that are not Specified §2.9 Representations, shall expire on the Designated Date; provided, however, that if, at any time on or prior to the Designated Date, any Indemnitee (acting in good faith) delivers to the Stockholders’ Representative a Notice of Indemnification Claim (as defined in Section 10.7(a)) alleging the existence of an inaccuracy in or a breach of any of such representations, warranties, covenants or obligations and asserting a claim for recovery under Section 10.2 based on such alleged inaccuracy or breach, then the claim asserted in such Notice of Indemnification Claim shall survive until such time as such claim is fully and finally resolved. Each Specified Representation that is not a Specified §2.9 Representation shall survive until the Extended Date; provided, however, that if, at any time on or prior to the Extended Date, any Indemnitee (acting in good faith) delivers to the Stockholders’ Representative a Notice of Indemnification Claim alleging the existence of an inaccuracy in or a breach of any of such representations, warranties, covenants or obligations and asserting a claim for recovery under Section 10.2 based on such alleged inaccuracy or breach, then the claim asserted in such Notice of Indemnification Claim shall survive until such time as such claim is fully and finally resolved. Each representation, warranty, covenant or obligation of the Key Stockholders set forth in Sections 3, 5.3(b), 5.5, 6.2 and 6.3 and in the Key Stockholder Certificate shall survive until the Extended Date; provided, however, that if, at any time on or prior to the Extended Date, any Indemnitee (acting in good faith) delivers to the Stockholders’ Representative a Notice of Indemnification Claim alleging the existence of an inaccuracy in or a breach of any of such representations, warranties, covenants or obligations and asserting a claim for recovery under Section 10.2 based on such alleged inaccuracy or breach, then the claim asserted in such Notice of Indemnification Claim shall survive until such time as such claim is fully and finally resolved. All representations, warranties and pre-Closing covenants and obligations of Parent and Merger Sub shall terminate and expire as of the Effective Time, and any liability of Parent or Merger Sub with respect to such representations, warranties, covenants and obligations shall thereupon cease.

(b) Notwithstanding anything to the contrary contained in this Agreement, if there shall have been a Willful Breach of any representation, warranty, covenant or obligation of the Company, then such representation, warranty, covenant or obligation shall survive until Extended Date; provided, however, that if, at any time on or prior to the Extended Date, any Indemnitee (acting in good faith)

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delivers to the Stockholders’ Representative a Notice of Indemnification Claim alleging such a Willful Breach, then the claim asserted in such Notice of Indemnification Claim shall survive until such time as such claim is fully and finally resolved. There shall be deemed to have been a “Willful Breach” of a representation or warranty of the Company if any of the individuals identified on Schedule 10.1(b) had actual direct knowledge, on or prior to the Closing Date, of the inaccuracy or breach of such representation or warranty. There shall be deemed to have been a “Willful Breach” of any covenant or obligation of the Company if the Company breached such covenant or obligation with the actual knowledge of any of the individuals identified on Schedule 10.1(b) that an action or omission on the part of the Company constituted a breach of a covenant or obligation of the Company.

(c) The representations, warranties, covenants and obligations of the Company and the Key Stockholders, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives (it being understood that the representations and warranties of the Company and the Key Stockholders are qualified by the disclosures set forth in the applicable parts or subparts of the Disclosure Schedule to the extent set forth therein).

(d) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update of or modification to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company or a Key Stockholder, as the case may be, in this Agreement.

(e) Claims for indemnification, compensation and reimbursement brought in accordance with and subject to this Section 10 shall be the sole and exclusive remedy of any Indemnitee from and after the Closing with respect to breaches of this Agreement by the Company or any Key Stockholder.

10.2 Indemnification.

(a) Without limiting the rights of any Indemnitee under Section 10.2(b) or Section 10.2(c), from and after the Effective Time (but subject to Section 10.1(a)), the Indemnitees shall be entitled to be held harmless and indemnified from the Escrow Fund from and against, and shall be entitled to be compensated and reimbursed from the Escrow Fund for, any Damages that are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim), and that arise from or as a result of, or are directly or indirectly connected with:

(i) any inaccuracy in or breach of any representation or warranty set forth in Section 2 as of the date of this Agreement (without giving effect to (A) any “Material Adverse Effect” or other materiality qualification contained in such representation or warranty (other those set forth in Sections 2.5, 2.8, 2.9(c)(iii), 2.10(a)(vii), 2.10(a)(xviii), 2.10(d), 2.12(b) (first sentence), 2.17 (first sentence) and 2.25), or (B) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement);

(ii) any inaccuracy in or breach of any representation or warranty set forth in Section 2 as if such representation and warranty had been made on and as of the Closing Date (without giving effect to (A) any “Material Adverse Effect” or other materiality qualification contained in such representation or warranty (other those set forth in Sections 2.5, 2.8, 2.9(c)(iii), 2.10(a)(vii), 2.10(a)(xviii), 2.10(d), 2.12(b) (first sentence), 2.17 (first sentence) and 2.25), or (B) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement);

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(iii) any breach of any covenant or obligation of the Company;

(iv) 50% of any Transaction Expenses in excess of the amount set forth in the Closing Payment Schedule;

(v) any liability of any Acquired Corporation for any delinquent state sales and use Taxes owed in any jurisdiction relating to transactions effected or activities conducted at or prior to the Effective Time (it being understood that the Damages recoverable by the Indemnitees pursuant to this clause “(v)” shall include the amount of all such liabilities for any delinquent state sales and use Taxes paid by the Acquired Corporations since March 31, 2007 and all Damages relating to the matters disclosed in Part 2.14(a) of the Disclosure Schedule regarding state sales and use taxes, and it being further understood that Parent shall consult with management of the Company regarding the determination and mitigation of such Taxes), to the extent the total amount of all such liabilities exceeds $100,000 in the aggregate;

(vi) the exercise by any stockholder of the Company of such stockholder’s appraisal rights under the DGCL; or

(vii) any Legal Proceeding relating to any inaccuracy, breach, Transaction Expenses, liability or appraisal rights of the type referred to in clause “(i),” clause “(ii),” clause “(iii),” clause “(iv),” clause “(v)” or clause “(vi)” above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 10.2(a)).

Recourse by the Indemnitees to the Escrow Fund shall be the Indemnitees’ exclusive remedy after the Effective Time for any inaccuracy in or breach of any representation, warranty, covenant or obligation of the Company set forth in this Agreement, except for: (I) inaccuracies in or breaches of the Specified Representations; and (II) Willful Breaches of the Company’s representations, warranties, covenants and obligations.

(b) Without limiting the rights of any Indemnitee under Section 10.2(a) or Section 10.2(c), from and after the Effective Time, each Key Stockholder shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, such Key Stockholder’s Allocable Percentage of the amount of any Damages that are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim, except for clauses “(iii)” and “(iv)” (and clause “(vi)” to the extent relating to clauses “(iii)” or “(iv)”) for which such Damages must relate to a third-party claim), and that arise from or as a result of, or are directly or indirectly connected with:

(i) any inaccuracy in or breach of any Specified Representation (other than the Specified §2.9 Representations) as of the date of this Agreement (without giving effect to any “Material Adverse Effect” or other materiality qualification contained in such Specified Representation, and without giving effect to any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement);

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(ii) any inaccuracy in or breach of any Specified Representation (other than the Specified §2.9 Representations) as if such Specified Representation had been made on and as of the Closing Date (without giving effect to any “Material Adverse Effect” or other materiality qualification contained such Specified Representation, and without giving effect to any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement);

(iii) any inaccuracy in or breach of any Specified §2.9 Representation as of the date of this Agreement (without giving effect to any “Material Adverse Effect” or other materiality qualification contained in such Specified §2.9 Representation, and without giving effect to any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement) resulting in a third-party claim, other than a third-party claim that would not have been made but for an action taken by Parent primarily with the intent to cause the third party to make such claim;

(iv) any inaccuracy in or breach of any Specified §2.9 Representation as if such Specified §2.9 Representation had been made on and as of the Closing Date (without giving effect to any “Material Adverse Effect” or other materiality qualification contained such Specified §2.9 Representation, and without giving effect to any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement) resulting in a third-party claim, other than a third-party claim that would not have been made but for an action taken by Parent primarily with the intent to cause the third party to make such claim;

(v) any Willful Breach of any representation, warranty, covenant or obligation of the Company; or

(vi) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clause “(i),” clause “(ii),” clause “(iii),” clause “(iv)” or clause “(v),” above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 10.2(b)).

An Indemnitee may only assert an indemnification claim under this Section 10.2(b) if it also asserts an indemnification claim under Section 10.2(a) with respect to the same inaccuracy or breach (unless the Escrow Fund has already been exhausted).

(c) Without limiting the rights of any Indemnitee under Section 10.2(a) or Section 10.2(b), from and after the Effective Time, subject to the terms of this Agreement, each Key Stockholder shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages that are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and that arise from or as a result of, or are directly or indirectly connected with:

(i) any inaccuracy in or breach of any representation or warranty of such Key Stockholder set forth in Section 3 as of the date of this Agreement (without giving effect to any “Material Adverse Effect” or other materiality qualification contained in such representation or warranty, and without giving effect to any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement);

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(ii) any inaccuracy in or breach of any representation or warranty of such Key Stockholder set forth in Section 3 as if such representation and warranty had been made on and as of the Closing Date (without giving effect to any “Material Adverse Effect” or other materiality qualification contained in such representation or warranty, and without giving effect to any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement);

(iii) any breach of any covenant or obligation of such Key Stockholder; or

(iv) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clause “(i),” clause “(ii)” or clause “(iii)” above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 10.2(c)).

(d) The parties acknowledge and agree that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach (it being understood that any Damages suffered or incurred by the Surviving Corporation shall be recoverable under this Section 10 by either Parent or the Surviving Corporation, but not both of them).

(e) “Material Adverse Effect” or other materiality qualifications contained in Sections 2.5, 2.8, 2.9(c)(iii), 2.10(a)(vii), 2.10(a)(xviii), 2.10(d), 2.12(b) (first sentence), 2.17 (first sentence) and 2.25 shall only be taken into account in determining whether an inaccuracy in or breach of such representations and warranties exists, but shall not be taken into account in determining the amount of any Damages with respect to such inaccuracy or breach.

10.3 Certain Limitations.

(a) Subject to Section 10.3(b), the Indemnitees shall not be entitled to recover any Damages pursuant to Section 10.2(a)(i), Section 10.2(a)(ii) and Section 10.2(a)(vii) (as it relates to Legal Proceedings that give rise to indemnification claims by Parent under Sections 10.2(a)(i) or 10.2(a)(ii)) for any inaccuracy in or breach of any representation, warranty, covenant or obligation of the Company until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations, warranties, covenants or obligations for which indemnification is available under such Sections, but excluding Damages with respect to the matters set forth in Section 10.2(a)(v)) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds, without duplication, $515,000 in the aggregate. At such time as the cumulative amount of such Damages exceeds $515,000 in the aggregate, the Indemnitees shall be entitled to recover the amount of such Damages in excess of $100,000.

(b) The limitation set forth in Section 10.3(a) shall not apply to any Damages arising or resulting from or connected with (i) any inaccuracy in or breach of any of the Specified Representations, (ii) any inaccuracy in or breach of any of the representations and warranties set forth in Sections 2.4(c), or (iii) any Willful Breach of any representation, warranty, covenant or obligation.

(c) The maximum amount that the Indemnitees are entitled to recover directly from any Key Stockholder (it being understood that for purposes of this Agreement, recovery from the Escrow

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Fund is not recovery “directly from” a Key Stockholder) under Section 10.2(b) and 10.2(c) shall be the amount of the consideration actually received by such Key Stockholder in the Merger (it being understood that for purposes of this Agreement, amounts held in the Escrow Fund are not “actually received by” a Key Stockholder unless, until and to the extent such amounts are distributed to such Key Stockholder); provided, however, that notwithstanding the foregoing, the maximum aggregate amount that the Indemnitees are entitled to recover directly from any Key Stockholder under Section 10.2(b) shall be 28% of the consideration actually received by such Key Stockholder in the Merger; and provided, further, however, that notwithstanding the foregoing, the maximum aggregate amount that the Indemnitees are entitled to recover directly from any Key Stockholder under Section 10.2(b)(iii) and 10.2(b)(iv) (and Section 10.2(b)(vi) as it relates to Legal Proceedings that give rise to indemnification claims by Parent under Sections 10.2(b)(iii) and 10.2(b)(iv)) shall be an amount equal to the product of: (i) such Key Stockholder’s Allocable Percentage; multiplied by (ii) $13,000,000.

(d) The amount of Damages that may be recovered by any Indemnitee under Section 10.2 for any inaccuracy in or breach of a representation, warranty, covenant or obligation of the Company shall be reduced by the net amount of any insurance proceeds recovered by such Indemnitee with respect to the particular circumstances giving rise to such inaccuracy or breach under any insurance policy maintained by the Company.

10.4 No Contribution. Each Key Stockholder waives, and acknowledges and agrees that such Key Stockholder shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against Parent or against the Surviving Corporation or any of the other Acquired Corporations in connection with any indemnification obligation or any other liability to which such Key Stockholder may become subject under or in connection with this Agreement.

10.5 Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, against Parent or against any other Person) with respect to which any Indemnitee may be entitled to be held harmless, indemnified, compensated or reimbursed pursuant to this Section 10: (a) Parent shall notify the Stockholders’ Representative promptly after Parent receives written notice of such claim or Legal Proceeding (it being understood that any failure by Parent to so promptly notify the Stockholders’ Representative shall have no effect on an Indemnitee’s ability to recover Damages pursuant to this Section 10, except to the extent that the defense of such claim or Legal Proceeding is materially prejudiced thereby), and (b) Parent shall have the right, at its election, to proceed with the defense of such claim or Legal Proceeding on its own with counsel reasonably acceptable to the Stockholders’ Representative. If Parent so proceeds with the defense of any such claim or Legal Proceeding: (i) all reasonable out-of-pocket expenses relating to the defense of such claim or Legal Proceeding shall, subject to Section 10.3, be borne and paid exclusively from the Escrow Fund, or, if such claim or Legal Proceeding relates to any matter referred to in Section 10.2(b) or Section 10.2(c), exclusively by the Key Stockholder or Key Stockholders obligated to hold harmless, indemnify, compensate and reimburse such Indemnitee; (ii) the Stockholders’ Representative and each Key Stockholder shall use commercially reasonable efforts to make available to Parent any documents and materials that Parent determines in good faith may be necessary to the defense of such claim or Legal Proceeding; and (iii) Parent shall not settle, adjust or compromise such claim or Legal Proceeding without the prior written consent of the Stockholders’ Representative (which consent shall not be unreasonably withheld or delayed). If Parent does not elect to proceed with the defense of any such claim or Legal Proceeding, the Stockholders’ Representative shall (at the sole expense of the Effective Time Holders or, if such claim or Legal Proceeding relates to any matter referred to in Section 10.2(b) or Section 10.2(c), of the Key Stockholder

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or Key Stockholders obligated to hold harmless, indemnify, compensate and reimburse such Indemnitee) proceed with the defense of such claim or Legal Proceeding with counsel reasonably acceptable to Parent; provided, however, that the Stockholders’ Representative may not settle, adjust or compromise any such claim or Legal Proceeding without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed).

10.6 Exercise of Remedies by Indemnitees Other Than Parent. No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

10.7 Indemnification Claims; Escrow Arrangements.

(a) If any Indemnitee has incurred or suffered or claims to have incurred or suffered, or believes that it may incur or suffer, Damages for which it is or may be entitled to be held harmless, indemnified, compensated or reimbursed under this Section 10, such Indemnitee may deliver a notice to the Stockholders’ Representative (any such notice being referred to as a “Notice of Indemnification Claim,” and the claim for indemnification, compensation and reimbursement described in such Notice of Indemnification Claim being referred to as an “indemnification claim”), which shall (i) state that such Indemnitee believes that there is or has been an inaccuracy in or breach of a representation, warranty, covenant or obligation contained in this Agreement or that such Indemnitee is otherwise entitled to be held harmless, indemnified, compensated or reimbursed under this Section 10, (ii) contain a brief description of the circumstances supporting such Indemnitee’s belief that there is or has been such an inaccuracy or breach or that such Indemnitee may otherwise be entitled to be held harmless, indemnified, compensated or reimbursed, (iii) contain a good faith, non-binding, preliminary estimate of the aggregate dollar amount of actual and potential Damages that have arisen and may arise as a result of the inaccuracy, breach or other matter referred to in such notice (the aggregate amount of such estimate, as it may be modified by such Indemnitee in good faith from time to time, being referred to as the “Claimed Amount”), and (iv) specify whether the indemnification claim described in such notice is being made by such Indemnitee (A) solely against the Escrow Fund pursuant to Section 10.2(a) (an “Escrow Claim”), (B) directly against the Key Stockholders pursuant to Section 10.2(b) (a “§10.2(b)Claim”), (C) both against the Escrow Fund pursuant to Section 10.2(a) and directly against the Key Stockholders pursuant to Section 10.2(b) (a “Combined Claim”), or (D) against a particular Key Stockholder pursuant to Section 10.2(c) (a “§10.2(c) Claim”).

(b) During the 30-day period commencing upon the delivery by an Indemnitee to the Stockholders’ Representative of a Notice of Indemnification Claim (the “Dispute Period”), the Stockholders’ Representative shall deliver to the Indemnitee a written response (the “Response Notice”) in which the Stockholders’ Representative: (i) agrees that the full Claimed Amount is owed to the Indemnitee; (ii) agrees that part (but not all) of the Claimed Amount (the “Agreed Amount”) is owed to the Indemnitee; or (iii) asserts that no part of the Claimed Amount is owed to the Indemnitee. Any part of the Claimed Amount that is not agreed by the Stockholders’ Representative to be owed to the Indemnitee pursuant to the Response Notice (or the entire Claimed Amount, if the Stockholders’ Representative asserts in the Response Notice that no part of the Claimed Amount is owed to the Indemnitee) shall be referred to as the “Contested Amount” (it being understood that the Contested Amount shall be modified from time to time to reflect any good faith modifications by the Indemnitee to the Claimed Amount). If a Response Notice is not received by the Indemnitee prior to the expiration of the Dispute Period, then the Stockholders’ Representative shall be conclusively and irrevocably deemed to have agreed that the full Claimed Amount is owed to the Indemnitee.

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(c) If the Stockholders’ Representative delivers a Response Notice to the Indemnitee agreeing that the full Claimed Amount is owed to the Indemnitee, or if the Stockholders’ Representative does not deliver a Response Notice to the Indemnitee during the Dispute Period, then, within three days following the earlier of the delivery of such Response Notice to the Indemnitee or the expiration of the Dispute Period:

(i) if the indemnification claim is an Escrow Claim, then Parent and the Stockholders’ Representative shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to release to the Indemnitee from the Escrow Fund all or any portion of the Claimed Amount requested by the Indemnitee;

(ii) if the indemnification claim is a §10.2(b) Claim, each Key Stockholder shall pay to the Indemnitee, in cash, an amount equal to such Key Stockholder’s Allocable Percentage of the full Claimed Amount, subject to the limitations set forth in Section 10.3;

(iii) if the indemnification claim is a Combined Claim, the Claimed Amount shall first be collected from the Escrow Fund and Parent and the Stockholders’ Representative shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to release to the Indemnitee from the Escrow Fund an amount equal to the Claimed Amount or, if the amount then remaining in the Escrow Fund is less than the Claimed Amount, the amount remaining in the Escrow Fund. If the amount remaining in the Escrow Fund is insufficient to fully satisfy the Claimed Amount, then each Key Stockholder shall pay to the Indemnitee, in cash, an amount equal to such Key Stockholder’s Allocable Percentage of the remainder of the Claimed Amount not satisfied from the Escrow Fund, subject to the limitations set forth in Section 10.3; and

(iv) if the indemnification claim is a §10.2(c) Claim, the particular Key Stockholder that is responsible for satisfying such indemnification claim shall pay the full Claimed Amount to the Indemnitee in cash, subject to the limitations set forth in Section 10.3.

(d) If the Stockholders’ Representative delivers a Response Notice to the Indemnitee during the Dispute Period agreeing that less than the full Claimed Amount is owed to the Indemnitee, then, within three days following the delivery of such Response Notice to the Indemnitee:

(i) if the indemnification claim is an Escrow Claim, then Parent and the Stockholders’ Representative shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to release to the Indemnitee from the Escrow Fund all or any portion of the Agreed Amount requested by the Indemnitee;

(ii) if the indemnification claim is a §10.2(b) Claim, each Key Stockholder shall pay to the Indemnitee, in cash, an amount equal to such Key Stockholder’s Allocable Percentage of the Agreed Amount, subject to the limitations set forth in Section 10.3;

(iii) if the indemnification claim is a Combined Claim, the Agreed Amount shall first be collected from the Escrow Fund and Parent and the Stockholders’ Representative shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to release to the Indemnitee from the Escrow Fund an amount equal to the Agreed Amount or, if the amount then remaining in the Escrow Fund is less than the Agreed Amount, the amount remaining in the Escrow Fund. If the amount remaining in the Escrow Fund is insufficient to fully satisfy the Agreed Amount, then each Key Stockholder shall pay to the Indemnitee, in cash, an amount equal to such Key Stockholder’s Allocable Percentage of the remainder of the Agreed Amount not satisfied from the Escrow Fund, subject to the limitations set forth in Section 10.3; and

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(iv) if the indemnification claim is a §10.2(c) Claim, the particular Key Stockholder that is responsible for satisfying such indemnification claim shall pay the Agreed Amount to the Indemnitee in cash, subject to the limitations set forth in Section 10.3.

(e) If the Stockholders’ Representative delivers a Response Notice to the Indemnitee during the Dispute Period indicating that there is a Contested Amount, the Stockholders’ Representative and the Indemnitee shall attempt in good faith to resolve the dispute related to the Contested Amount. If the Indemnitee and the Stockholders’ Representative resolve such dispute in writing, then their resolution of such dispute shall be binding on the Stockholders’ Representative, the Key Stockholders, the other Non-Dissenting Stockholders and the Indemnitee and a settlement agreement stipulating the amount owed to the Indemnitee (the “Stipulated Amount”) shall be signed by the Indemnitee and the Stockholders’ Representative. Within three days after the execution of such settlement agreement:

(i) if the indemnification claim is an Escrow Claim, then Parent and the Stockholders’ Representative shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to release to the Indemnitee from the Escrow Fund all or any portion of the Stipulated Amount requested by the Indemnitee;

(ii) if the indemnification claim is a §10.2(b) Claim, each Key Stockholder shall pay to the Indemnitee, in cash, an amount equal to such Key Stockholder’s Allocable Percentage of the Stipulated Amount, subject to the limitations set forth in Section 10.3;

(iii) if the indemnification claim is a Combined Claim, the Stipulated Amount shall first be collected from the Escrow Fund and Parent and the Stockholders’ Representative shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to release to the Indemnitee from the Escrow Fund an amount equal to the Stipulated Amount or, if the amount then remaining in the Escrow Fund is less than the Stipulated Amount, the amount remaining in the Escrow Fund. If the amount remaining in the Escrow Fund is insufficient to fully satisfy the Stipulated Amount, then each Key Stockholder shall pay to the Indemnitee, in cash, an amount equal to such Key Stockholder’s Allocable Percentage of the remainder of the Stipulated Amount not satisfied from the Escrow Fund, subject to the limitations set forth in Section 10.3; and

(iv) if the indemnification claim is a §10.2(c) Claim, the particular Key Stockholder that is responsible for satisfying such indemnification claim shall pay the Stipulated Amount to the Indemnitee in cash, subject to the limitations set forth in Section 10.3.

(f) If the Stockholders’ Representative and the Indemnitee are unable to resolve the dispute relating to any Contested Amount during the 30-day period commencing upon the delivery of the Response Notice to the Indemnitee, then either the Indemnitee or the Stockholders’ Representative may submit the contested portion of the indemnification claim to binding arbitration in the State of Delaware in accordance with the JAMS Comprehensive Arbitration Rules and Procedures then in effect. Arbitration will be conducted by one arbitrator, mutually selected by Parent and the Stockholders’ Representative; provided, however, that if Parent and the Stockholders’ Representative fail to mutually select an arbitrator within 15 business days after the contested portion of the indemnification claim is submitted to arbitration, then the arbitrator shall be selected by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures then in effect. The parties agree to use commercially

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reasonable efforts to cause the arbitration hearing to be conducted within 75 days after the appointment of the arbitrator, and to use commercially reasonable efforts to cause the decision of the arbitrator to be furnished within 15 days after the conclusion of the arbitration hearing. The arbitrator’s authority shall be confined to: (i) whether the Indemnitee is entitled to recover the Contested Amount (or a portion thereof), and the portion of the Contested Amount the Indemnitee is entitled to recover; and (ii) whether either party to the arbitration shall be required to bear and pay all or a portion of the other party’s attorneys’ fees and other expenses relating to the arbitration. The final decision of the arbitrator shall include the dollar amount of the award to the Indemnitee, if any (the “Award Amount”), and shall be furnished to the Stockholders’ Representative, the Indemnitee and the Escrow Agent in writing, shall constitute a conclusive determination of the issues in question, binding upon the Stockholders’ Representative, the Key Stockholders, the other Non-Dissenting Stockholders and the Indemnitee. Within three days following the receipt of the final award of the arbitrator setting forth the Award Amount:

(i) if the indemnification claim is an Escrow Claim, then Parent and the Stockholders’ Representative shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to release to the Indemnitee from the Escrow Fund all or any portion of the Award Amount requested by the Indemnitee;

(ii) if the indemnification claim is a §10.2(b) Claim, each Key Stockholder shall pay to the Indemnitee, in cash, an amount equal to such Key Stockholder’s Allocable Percentage of the Award Amount, subject to the limitations set forth in Section 10.3;

(iii) if the indemnification claim is a Combined Claim, the Award Amount shall first be collected from the Escrow Fund and Parent and the Stockholders’ Representative shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to release to the Indemnitee from the Escrow Fund an amount equal to the Award Amount or, if the amount then remaining in the Escrow Fund is less than the Award Amount, the amount remaining in the Escrow Fund. If the amount remaining in the Escrow Fund is insufficient to fully satisfy the Award Amount, then each Key Stockholder shall pay to the Indemnitee, in cash, an amount equal to such Key Stockholder’s Allocable Percentage of the remainder of the Award Amount not satisfied from the Escrow Fund, subject to the limitations set forth in Section 10.3; and

(iv) if the indemnification claim is a §10.2(c) Claim, the particular Key Stockholder that is responsible for satisfying such indemnification claim shall pay the Award Amount to the Indemnitee in cash, subject to the limitations set forth in Section 10.3.

(g) The Escrow Agreement shall provide that, within five business days after the Designated Date, the Escrow Agent will deliver a written notice (the “Escrow Agent’s Notice”) to Parent and the Stockholders’ Representative setting forth: (i) the amount remaining in the Escrow Fund (the “Aggregate Escrow Balance”) as of the Designated Date; and (ii) the aggregate dollar amount, as of the Designated Date, of the Claimed Amounts and Contested Amounts associated with all Escrow Claims and Combined Claims that have not either been finally resolved and paid prior to the Designated Date in accordance with this Section 10.7 (each, an “Unresolved Escrow Claim”). (The aggregate dollar amount of such Claimed Amounts and Contested Amounts as of the Designated Date is referred to as the “Aggregate Pending Escrow Claim Amount.”) If Parent disagrees with the Escrow Agent’s determination of the Aggregate Pending Escrow Claim Amount as set forth in the Escrow Agent’s Notice, then, within five business days after receiving the Escrow Agent’s Notice, Parent shall deliver to the Escrow Agent and the Stockholders’ Representative a notice (the “Correction Notice”) setting forth Parent’s determination of the Aggregate Pending Escrow Claim Amount. If the Aggregate Escrow

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Balance as of the Designated Date exceeds the Aggregate Pending Escrow Claim Amount as set forth in the Correction Notice (or, if no Correction Notice is delivered, as set forth in the Escrow Agent’s Notice), then (subject to Section 10.7(i)) the Escrow Agent shall release from the Escrow Fund to each Effective Time Holder, with respect to each Effective Time Share held by such Effective Time Holder immediately prior to the Effective Time, an amount in cash determined by multiplying the Specified Fraction by the Aggregate Distribution Amount (as defined below). For purposes of this Section 10.7, the “Aggregate Distribution Amount” shall be the Aggregate Escrow Balance as of the Designated Date minus the Aggregate Pending Escrow Claim Amount as set forth in the Correction Notice (or, if no Correction Notice shall have been delivered, as set forth in the Escrow Agent’s Notice).

(h) Following the Designated Date, if an Unresolved Escrow Claim is finally resolved, Parent and the Stockholders’ Representative shall jointly execute and deliver to the Escrow Agent, within three days after the final resolution of such Unresolved Escrow Claim and the payment to the Indemnitee of all amounts payable to the Indemnitee from the Escrow Fund, a written notice instructing the Escrow Agent to release from the Escrow Fund to each Effective Time Holder, with respect to each Effective Time Share held by such Effective Time Holder immediately prior to the Effective Time, an amount in cash determined by multiplying the Specified Fraction by the amount (if any) by which the Aggregate Escrow Balance exceeds the aggregate amount of the Claimed Amounts and Contested Amounts associated with all remaining Unresolved Escrow Claims.

(i) Notwithstanding anything in this Agreement or the Escrow Agreement to the contrary, in the event that there is a pending §10.2(b) Claim, a pending Combined Claim or a pending §10.2(c) Claim against a Key Stockholder that has not been finally resolved and paid in accordance with this Section 10.7 at the time that any distribution to such Key Stockholder is to be made from the Escrow Fund in accordance with Section 10.7(g) or Section 10.7(h), Parent may, in its sole discretion, elect (by delivery of written notice to the Escrow Agent and the Stockholders’ Representative) to require the Escrow Agent to deduct from the amount that would otherwise be distributed to such Key Stockholder, and to retain in the Escrow Fund, the aggregate amount claimed by the Indemnitee to be owed by such Key Stockholder pending final resolution and payment of the Indemnitee’s indemnification claim against such Key Stockholder.

(j) All amounts disbursed to Effective Time Holders pursuant to this Section 10.7 will be deemed to have been released in full satisfaction of the rights of such Effective Time Holders under Sections 1.5(a) and 1.6.

(k) The parties agree that any amount paid to any Indemnitee pursuant to this Section 10 shall, to the extent permitted pursuant to applicable Legal Requirements, be treated as a reduction in the Aggregate Transaction Value for federal income tax purposes.

SECTION 11. MISCELLANEOUS PROVISIONS

11.1 Stockholders’ Representative.

(a) The Key Stockholders (by virtue of their execution of this Agreement), the other Non-Dissenting Stockholders (by virtue of the approval of the Merger and the adoption of this Agreement) and the other Effective Time Holders (by virtue of their execution of the Letter of Transmittal) hereby irrevocably nominate, constitute and appoint Insight Venture Partners, LLC as the agent and true and lawful attorney-in-fact of the Effective Time Holders (the “Stockholders’ Representative”), with full power of substitution, to act in the name, place and stead of the Effective

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Time Holders for purposes of executing any documents and taking any actions that the Stockholders’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate in all matters relating to or arising out of this Agreement, including in connection with any claim for indemnification, compensation or reimbursement under Section 10 or under the Escrow Agreement. Insight Venture Partners, LLC hereby accepts its appointment as the Stockholders’ Representative.

(b) The Key Stockholders (by virtue of their execution of this Agreement), the other Non-Dissenting Stockholders (by virtue of the approval of the Merger and the adoption of this Agreement) and the other Effective Time Holders (by virtue of their execution of the Letter of Transmittal) grant to the Stockholders’ Representative full authority to execute, deliver, acknowledge, certify and file on behalf of the Effective Time Holders (in the name of any or all of the Effective Time Holders or otherwise) any and all documents that the Stockholders’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Stockholders’ Representative may, in its sole discretion, determine to be appropriate, in performing its duties as contemplated by Section 11.1(a). Notwithstanding anything to the contrary contained in this Agreement or in any other Contract executed in connection with the Contemplated Transactions, each Indemnitee shall be entitled to deal exclusively with the Stockholders’ Representative on all matters relating to Section 10 and the Escrow Agreement, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Effective Time Holder by the Stockholders’ Representative, and on any other action taken or purported to be taken on behalf of any Effective Time Holder by the Stockholders’ Representative, as fully binding upon such Effective Time Holder.

(c) The power of attorney granted in Section 11.1(a): (i) is coupled with an interest and is irrevocable; (ii) may be delegated by the Stockholders’ Representative; and (iii) shall survive the dissolution, death or incapacity of each of the Effective Time Holders.

(d) In dealing with this Agreement and in exercising or failing to exercise all or any of the powers conferred upon the Stockholders’ Representative under this Agreement, (i) the Stockholders’ Representative shall not assume any, and shall incur no, responsibility to any Key Stockholder or other Effective Time Holder by reason of any error in judgment or other act or failure to act in connection with this Agreement, except for any act or failure to act which represents gross negligence, willful misconduct or bad faith, and (ii) the Stockholders’ Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or failure to act on the part of the Stockholders’ Representative pursuant to such advice shall not subject the Stockholders’ Representative to liability to any Effective Time Holder. The Key Stockholders and the Effective Time Holders shall jointly and severally indemnify the Stockholders’ Representative and hold it harmless against and from any loss, liability or expense (including attorneys fees reasonably incurred or suffered as a result of the performance of its duties under this Agreement) incurred without gross negligence, willful misconduct or bad faith on its part and arising out of or in connection with the acceptance or administration of its duties hereunder.

(e) Upon 30 days’ prior written notice to Parent, the Stockholders’ Representative shall have the right to resign in its sole discretion for any reason. If the Stockholders’ Representative shall resign or otherwise become unable to fulfill its responsibilities under this Section 11.1 or cease to function in its capacity as Stockholders’ Representative for any reason whatsoever, then the Key Stockholders shall, within 30 days thereof, appoint a successor and, promptly thereafter, shall notify Parent and the Escrow Agent of the identity of such successor. In any event, the Stockholders’

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Representative shall continue to have all rights to indemnification provided in Section 11.1(d). Any such successor shall become the “Stockholders’ Representative” for purposes of this Agreement, including Section 10 and this Section 11.1. If for any reason there is no Stockholders’ Representative at any time, all references herein to the Stockholders’ Representative shall be deemed to refer to the Effective Time Holders, the Key Stockholders or an applicable Key Stockholder, as the context may require.

(f) All expenses incurred by the Stockholders’ Representative in connection with the performance of its duties as Stockholders’ Representative shall be borne and paid exclusively by the Key Stockholders and Effective Time Holders. All of the indemnities, immunities and powers granted to the Stockholders’ Representative under this Agreement shall survive the termination of this Agreement.

11.2 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Contemplated Transactions.

11.3 Fees and Expenses. Except as otherwise provided in this Agreement, each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees, accounting fees and investment banking fees) that have been incurred or that are incurred by or on behalf of such party in connection with the Contemplated Transactions; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys’ fees, incurred in connection with the filing by the parties of the premerger notification and report forms relating to the Merger under the HSR Act and the filing of any notice or other document under any other Antitrust Law.

11.4 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent:

Quest Software, Inc.

5 Polaris Way

Aliso Viejo, CA 92656

Attention: General Counsel

Facsimile: (949) 754-8999

if to the Company:

ScriptLogic Corporation

Broken Sound Parkway NW

Boca Raton, FL 33487

Attention: Jeremy Aber

Facsimile: (561) 886-3539

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with a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention: Morgan Elwyn

Facsimile: (212) 728-9981

if to any Key Stockholder: to the address and facsimile number set forth beneath the name of such Key Stockholder on the signature pages of this Agreement if to the Stockholders’ Representative:

Insight Venture Partners, LLC

680 Fifth Avenue

New York, NY 10019

Attention: Blair Flicker, Esq.

Facsimile: (212) 230-9272

with a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention: Morgan Elwyn

Facsimile: (212) 728-9981

11.5 Confidentiality. Without limiting the generality of anything contained in Section 6.3, (a) on and at all times after the Closing Date, each Key Stockholder shall keep confidential, and shall not use or disclose to any other Person, any information constituting or relating to any trade secret of any Acquired Corporation (including the source code, program logic or internal structure of any product of an Acquired Corporation), and (b) at all times until the second anniversary of the Closing Date, each Key Stockholder shall keep confidential, and shall not use or disclose to any other Person, any other material non-public document or material non-public information in such Key Stockholder’s possession that relates to the business of any Acquired Corporation; provided, however, that a Key Stockholder shall have no obligation to keep confidential (1) information that is or becomes generally available to the public other than as a result of a disclosure by any Key Stockholder or by any of Representative of any Key Stockholder, (2) information that is or becomes available to such Key Stockholder or any of such Key Stockholder’s Representatives after the Closing Date from a source not bound by a confidentiality obligation, agreement or arrangement (written or oral, or contractual, by operation of law or otherwise) with any Person with respect to such information, and (3) information that, in the opinion of such Key Stockholder’s counsel, is required to be disclosed by such Key Stockholder pursuant to applicable Legal Requirements; provided, further, that if a Key Stockholder or any of such Key Stockholder’s Representatives is required to disclose any information pursuant to applicable Legal Requirements, then such Key Stockholder shall provide reasonable cooperation to Parent in any attempt by Parent to obtain a protective order or other appropriate remedy with respect to such information.

11.6 Time of the Essence. Time is of the essence of this Agreement.

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11.7 Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

11.8 Counterparts and Exchanges by Facsimile Transmission. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile transmission shall be sufficient to bind the parties to the terms and conditions of this Agreement.

11.9 Governing Law.

(a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

(b) Except as otherwise provided in Section 10.7 or in the Escrow Agreement, any action, suit or proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced only in any state or federal court located in the State of Delaware. Each party to this Agreement: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware; (ii) agrees that each state and federal court located in the State of Delaware shall be deemed to be a convenient forum; (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such action, suit or proceeding commenced in any state or federal court located in the State of Delaware, any claim that such party is not subject personally to the jurisdiction of such court, that such action, suit or proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court; and (iv) waives such party’s right to trial by jury.

(c) Each Key Stockholder irrevocably constitutes and appoints the Stockholders’ Representative as his or her agent to receive service of process in connection with any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement.

11.10 Successors and Assigns. This Agreement shall be binding upon: the Company and its successors and assigns (if any); the Key Stockholders and their respective personal representatives, executors, administrators, estates, heirs, successors and assigns (if any); Parent and its successors and assigns (if any); Merger Sub and its successors and assigns (if any); and the Stockholders’ Representative and its successors and assigns (if any). This Agreement shall inure to the benefit of: the Company; Parent; Merger Sub; the other Indemnitees (subject to Section 10.6); the Key Stockholders; the Stockholders’ Representative; and the respective successors and assigns (if any) of the foregoing. Except as otherwise provided in this Agreement, Parent shall not, without the prior written consent of the Stockholders’ Representative, and neither the Company nor any Key Stockholder shall, without the prior written consent of Parent, assign or delegate any or all of its or his rights or obligations under this Agreement (including indemnification rights and obligations under Section 10), in whole or in part, to any other Person, and any attempted assignment or delegation without such prior written consent shall be void and of no force or effect; provided, however, that Parent may assign and delegate its rights and obligations under this Agreement pursuant to any merger or otherwise by operation by law without the prior written consent of the Stockholders’ Representative.

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11.11 Remedies Cumulative; Specific Performance. Except as set forth in Section 10, the rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach. The parties agree that neither Parent nor any other Indemnitee shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related Legal Proceeding.

11.12 Waiver.

(a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.13 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto; provided, however, that (a) any such amendment, modification, alteration or supplement adopted or entered into prior to the Effective Time must be duly authorized by the respective boards of directors of each of the Company and Merger Sub, and (b) unless any required approval of the stockholders of the Company is obtained, no amendment, modification, alteration or supplement shall (i) alter or change the amount or kind of consideration to be received in exchange for or on conversion of all or any shares of any class of Company Capital Stock or any shares of Merger Sub, (ii) alter or change any term of the certificate of incorporation of the Surviving Corporation to be effected by the Merger, or (iii) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of shares of any class of Company Capital Stock or the holder of shares of Merger Sub.

11.14 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

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11.15 Parties in Interest. Except for the provisions of Section 6.11 and Section 10, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

11.16 Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

11.17 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement and in Exhibit A and the Schedules to this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) For purposes of this Agreement, e-mail and other forms of electronic communications shall be deemed to be written communications. An e-mail or other electronic communication shall be deemed to have been provided to and received by an Acquired Corporation if an officer or other employee of such Acquired Corporation who has or had any authority or responsibility relating to the subject matter of such communication shall have received such communication or a copy thereof (whether directly from the sender or otherwise).

(e) Except as otherwise indicated, (i) all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, and (ii) all references in this Agreement to dollar amounts are intended to refer to U.S. dollars.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

QUEST SOFTWARE, INC.,
a California corporation

By:
Name:
Title:

QUICKSTEP ACQUISITION CORP.,
a Delaware corporation

By:
Name:
Title:

SCRIPTLOGIC CORPORATION,
a Delaware corporation

By:
Name:
Title:

JASON JUDGE
Address:

Facsimile:

BRIAN STYLES
Address:

Facsimile:

BRIAN SMALL
Address:

Facsimile:

Merger Agreement Signature Page

SHANA SMALL
Address:

Facsimile:

INSIGHT VENTURE PARTNERS IV, L.P.
By:	Insight Venture Associates IV, L.L.C., its General Partner

By:
Name:
Title:

Address:

Attention:
Facsimile:

INSIGHT VENTURE PARTNERS IV (FUND B), L.P.
By:	Insight Venture Associates IV, L.L.C., its General Partner

By:
Name:
Title:

Address:

Attention:
Facsimile:

Merger Agreement Signature Page

INSIGHT VENTURE PARTNERS (CAYMAN) IV, L.P.
By:	Insight Venture Associates IV, L.L.C., its General Partner

By:
Name:
Title:

Address:

Attention:
Facsimile:

INSIGHT VENTURE PARTNERS IV (CO-INVESTORS), L.P.
By:	Insight Venture Associates IV, L.L.C., its General Partner

By:
Name:
Title:

Address:

Attention:
Facsimile:

INSIGHT VENTURE PARTNERS, LLC,
as Stockholders’ Representative

By:
Name:
Title:

Merger Agreement Signature Page

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A and the Disclosure Schedule):

Acquired Corporation Affiliate. “Acquired Corporation Affiliate” shall mean any Person under common control with an Acquired Corporation within the meaning of Sections 414(b), 414(c), 414(m) and 414(o) of the Code, and the regulations thereunder.

Acquired Corporation Contract. “Acquired Corporation Contract” shall mean any Contract: (a) to which an Acquired Corporation is a party; (b) by which an Acquired Corporation or any of its assets is or may become bound or under which an Acquired Corporation has, or may become subject to, any obligation; or (c) under which an Acquired Corporation has any right or interest.

Acquired Corporation Employee. “Acquired Corporation Employee” shall mean any current or former employee, consultant, independent contractor or director of an Acquired Corporation or an Acquired Corporation Affiliate.

Acquired Corporation Employee Agreement. “Acquired Corporation Employee Agreement” shall mean any management, employment, severance, change in control, transaction bonus, consulting, relocation, repatriation or expatriation agreement or other Contract between an Acquired Corporation or an Acquired Corporation Affiliate and any Acquired Corporation Employee, other than any such Contract that is terminable “at will” and without any obligation on the part of an Acquired Corporation or any Acquired Corporation Affiliate to make any payment or provide any benefit in connection with the termination of such Contract.

Acquired Corporation Employee Plan. “Acquired Corporation Employee Plan” shall mean any plan, program, policy, practice or Contract providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other benefits or remuneration of any kind, whether written, unwritten or otherwise, and whether funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is or has been maintained, contributed to or required to be contributed to by an Acquired Corporation or any Acquired Corporation Affiliate for the benefit of any Acquired Corporation Employee, or with respect to which an Acquired Corporation or any Acquired Corporation Affiliate has or may have any liability or obligation; provided, however, than an Acquired Corporation Employee Agreement shall not be considered an “Acquired Corporation Employee Plan.”

Acquired Corporation IP. “Acquired Corporation IP” shall mean (a) all Acquired Corporation Software; and (b) all Intellectual Property Rights and Intellectual Property in which an Acquired Corporation has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

Acquired Corporation Pension Plan. “Acquired Corporation Pension Plan” shall mean any (a) Acquired Corporation Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA, or (b) other occupational pension plan, including any final salary or money purchase plan.

Acquired Corporation Privacy Policy. “Acquired Corporation Privacy Policy” shall mean each external or internal, past or present privacy policy of any Acquired Corporation, including any policy relating to: (a) the privacy of users of any Acquired Corporation Website; (b) the collection, storage, disclosure, and transfer of any User Data or Personal Data; and (c) any employee information.

Acquired Corporations. “Acquired Corporations” shall mean (i) the Company, (ii) each Subsidiary of the Company, and (iii) each corporation or other Entity that has been merged (prior to the date of the Agreement) into or that otherwise is a predecessor to any of the Entities identified in clauses “(i)” and “(ii)” above, including ScriptLogic Corporation, a Florida corporation and Small Wonders of Orlando, Inc.

Acquired Corporation Software. “Acquired Corporation Software” shall mean any software (including software development tools and firmware and other software embedded in hardware devices, and all updates, upgrades, releases, enhancements and bug fixes) owned or currently being developed, marketed, distributed, supported or sold by any Acquired Corporation, including all modules and components of such software and all prior versions and releases of such software. For the avoidance of doubt, the term “Acquired Corporation Software” does not include discontinued or obsolete software products that none of the Acquired Corporations is currently marketing, distributing, supporting or selling, except that the term “Acquired Corporation Software” does include all modules and components of such discontinued or obsolete products that are included in any software currently being developed, marketed, distributed, supported or sold by any Acquired Corporation.

Acquisition Transaction. “Acquisition Transaction” shall mean any transaction involving: (a) the sale, license, disposition or acquisition of all or a substantial portion of the business or assets of any Acquired Corporation; (b) the issuance, disposition or acquisition of (i) any capital stock or other equity security of an Acquired Corporation (other than Company Common Stock issued to employees of the Company upon exercise of Company Options in routine transactions in accordance with the Company’s past practices), (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of an Acquired Corporation, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of an Acquired Corporation; or (c) any merger, consolidation, share exchange, business combination, reorganization, recapitalization or similar transaction involving an Acquired Corporation.

Agreement. “Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

Allocable Percentage. A Key Stockholder’s “Allocable Percentage” shall be the percentage corresponding to the fraction: (a) having a numerator equal to the aggregate amount of cash received by such Key Stockholder pursuant to Sections 1.5(a)(i)(A), 1.5(a)(ii)(A), 1.5(a)(iii)(A) and 1.6 of the Agreement (excluding the portion thereof attributable to the Preference Per Share Amount applicable to the shares of Company Preferred Stock held by such Key Stockholder), and (b) having a denominator equal to the aggregate amount of cash received by all Key Stockholders pursuant to Sections 1.5(a)(i)(A), 1.5(a)(ii)(A), 1.5(a)(iii)(A) and 1.6 of the Agreement (excluding the portion thereof attributable to the Preference Per Share Amount applicable to the shares of Company Preferred Stock held by all Key Stockholders).

Class A Common Stock. “Class A Common Stock” shall mean the Class A common stock, par value $0.001 per share, of the Company.

Class B Common Stock. “Class B Common Stock” shall mean the Class B common stock, par value $0.001 per share, of the Company.

COBRA. “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

Company Capital Stock. “Company Capital Stock” shall mean Company Common Stock and Company Preferred Stock.

Company Common Stock. “Company Common Stock” shall mean the Class A Common Stock and the Class B Common Stock.

Company Option. “Company Option” shall mean an option to acquire shares of Company Common Stock from the Company, whether vested or unvested.

Company Option Plan. “Company Option Plan” shall mean the Company’s Second Amended and Restated ScriptLogic 2001 Stock Option Plan.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contemplated Transactions. “Contemplated Transactions” shall mean the transactions and other matters contemplated by the Agreement, including the Merger, the adoption of the Certificate Amendment and the solicitation and obtaining of Written Consents.

Continuing Employees. “Continuing Employees” shall mean all employees of the Acquired Corporations who continue employment with the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time.

Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, certificate, warranty, proxy, insurance policy, benefit plan or legally binding commitment, arrangement or undertaking of any nature.

Damages. “Damages” shall include any loss, damage (including consequential, indirect and special damages), injury, liability (including any liability of Parent or the Surviving Corporation under Section 6.11 of the Agreement), claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature; provided that the amount of Damages for which the Indemnitees shall be entitled to indemnification pursuant to Section 10 of the Agreement shall not include any Damages that would reasonably be expected to have been avoided or reduced (to the extent of such reduction) if such Indemnitee had used commercially reasonable efforts to mitigate such Damages.

Designated Date. “Designated Date” shall mean the date that is 18 months after the Closing Date.

Disclosure Schedule. “Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company.

DOL. “DOL” shall mean the United States Department of Labor.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), branch office, firm or other enterprise, association, organization or entity.

Environmental Law. “Environmental Law” shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Escrow Agent. “Escrow Agent” shall mean US Bank National Association.

Escrow Agreement. “Escrow Agreement” shall mean the escrow agreement to be entered into among Parent, the Stockholders’ Representative and the Escrow Agent on the Closing Date, substantially in the form of Exhibit H to the Agreement.

Escrow Fund. “Escrow Fund” shall mean the escrow fund established pursuant to the Escrow Agreement.

Extended Date. “Extended Date” shall mean the third anniversary of the Closing Date.

FMLA. “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

Foreign Plan. “Foreign Plan” shall mean: (a) any plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body outside the United States; (b) any Acquired Corporation Employee Plan that is subject to any of the Legal Requirements of any jurisdiction outside the United States; and (c) any Acquired Corporation Employee Plan that covers or has covered any Acquired Corporation Employee whose services are or have been performed primarily outside of the United States.

GAAP. “GAAP” shall mean generally accepted accounting principles in the United States.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity, and any court or other tribunal); or (d) self-regulatory organization (including Nasdaq).

Government Bid. “Government Bid” shall mean any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

Government Contract. “Government Contract” shall mean any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

Harmful Code. “Harmful Code” shall mean any computer code designed or intended to have any of the following functions: (a) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (b) damaging or destroying any data or file without the user’s consent, including any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry). For the avoidance of doubt, the term “Harmful Code” does not include routine “bugs” and similar errors that may occur unintentionally in the programming of a software program.

HIPAA. “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Indemnitees. “Indemnitees” shall mean the following Persons: (a) Parent; (b) Parent’s current and future affiliates (including the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above; provided, however, that the stockholders of the Company shall not be deemed to be “Indemnitees.”

Intellectual Property. “Intellectual Property” shall mean algorithms, APIs, databases, data collections, development tools, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos and slogans), methods, processes, proprietary information, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

Intellectual Property Rights. “Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.

IRS. “IRS” shall mean the United States Internal Revenue Service.

Knowledge. An individual shall be deemed to have “Knowledge” of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a commercially reasonable investigation concerning the truth or existence of such fact or other matter. The Company shall be deemed to have “Knowledge” of a particular fact or other matter if any Key Stockholder or any of the individuals identified on Schedule 10.1(b) to the Agreement has Knowledge of such fact or other matter.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Material Adverse Effect. “Material Adverse Effect” shall mean any change, event, effect, claim, circumstance or matter that (considered together with all other changes, effects, claims, circumstances or matters) is, or could reasonably be expected to be or to become, materially adverse to (a) the business, condition, assets, capitalization, Intellectual Property, liabilities, results of operations or financial performance of the Company and its Subsidiaries taken as a whole, (b) Parent’s right to own, or to receive dividends or other distributions with respect to, the stock of the Surviving Corporation, or (c) the ability of the Company or any of the Key Stockholders to perform any of its or his material covenants or obligations under the Agreement or under any other Contract executed, delivered or entered into in connection with any of the Contemplated Transactions; provided, however, that none of the following, in and of itself, shall be deemed to constitute a Material Adverse Effect: (i) any change or event attributable to conditions generally affecting the industries in which the Company participates or the U.S. economy as a whole, provided that such change or event does not have a disproportionate impact on any Acquired Corporation; (ii) the Company’s failure to meet its internal projections of bookings in and of itself; (iii) the commencement or assertion of an unmeritorious lawsuit or claim against the Company; (iv) the initiation of any Legal Proceeding that, if adversely determined, would not materially and adversely affect the business, condition, assets, capitalization, Intellectual Property, liabilities, results of operations, financial performance or material contractual relationships of the Company and its Subsidiaries, taken as a whole, (v) any change or event attributable to any act of the Company (A) undertaken to comply with and in furtherance of the terms of the Agreement, or (B) undertaken in contemplation of the Contemplated Transactions and with the prior informed written consent of Parent; (vi) any change required by (A) any amendment that becomes effective after the date of the Agreement to applicable accounting requirements or principles or applicable laws, rules or regulations, or (B) any formal change by a Governmental Body in the interpretation of any applicable law that takes effect after the date of the Agreement; (vii) any loss by the Company of new customer orders resulting from the Contemplated Transactions or the public announcement of the Agreement; (viii) any loss by the Company of any single customer or any single relationship with any licensor; or (ix) the death or disability of any employee of the Company other than Jason Judge, Brian Bucklew, Ben Battle, Brian Small or Andrew Langsam.

Materials of Environmental Concern. “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.

Negative Impact. A circumstance or Legal Proceeding will be deemed to have a “Negative Impact” if such circumstance or Legal Proceeding, considered together with all other circumstances and Legal Proceedings, has had or could reasonably be expected to have or result in a material negative impact on (a) the business, condition, assets, capitalization, Intellectual Property, liabilities, results of operations or financial performance of the Company and its Subsidiaries, taken as a whole, (b) the Merger or any of the other Contemplated Transactions or any of the rights of Parent or the Surviving Corporation relating thereto, (c) the ability of Parent, the Company or any of the Key Stockholders to consummate any of the Contemplated Transactions or to perform any of its or his material covenants or material obligations under the Agreement or under any other Contract referred to in or contemplated by the Agreement, or (d) the enforceability of any of the rights or remedies of Parent or any other Indemnitee under the Agreement or any other Contract executed, delivered or entered into in connection with any of the Contemplated Transactions. Without limiting the generality of the foregoing, if there are inaccuracies in the Company’s representations and warranties, and the aggregate amount of all Damages incurred and reasonably expected to be incurred by the Company, Parent and the other Indemnitees as a result of the circumstances rendering such representations and warranties inaccurate would reasonably be expected to exceed $2,600,000 (it being understood that with respect to a breach of the representations and warranties contained in Section 2.14(a) relating to the amount of sales and use taxes, the estimated maximum amount of such taxes as specified in Part 2.14(a) of the Disclosure Schedule shall be excluded from such calculation of Damages for purposes of determining whether there has been or could reasonably be expected to be a Negative Impact), then such circumstances will be conclusively presumed to have a Negative Impact. A particular impact may be deemed to be a Negative Impact even if such impact does not have a Material Adverse Effect.

Non-Dissenting Stockholder. “Non-Dissenting Stockholder” shall mean each stockholder of the Company that does not perfect his or its appraisal rights under the DGCL and is otherwise entitled to receive Merger Consideration pursuant to Section 1.5 of the Agreement.

Open Source Code. “Open Source Code” shall mean any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software. Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.

Order. “Order” shall mean any order, writ, injunction, judgment or decree.

Parent Common Stock. “Parent Common Stock” shall mean the common stock, no par value, of Parent.

PBGC. “PBGC” shall mean the United States Pension Benefit Guaranty Corporation.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Personal Data. “Personal Data” shall mean a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number, or any other piece of information that allows the identification of a natural person.

Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

Representatives. “Representatives” shall mean officers, directors, employees, partners, agents, attorneys, accountants, advisors and representatives.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Specified Representations. “Specified Representations” shall mean: (a) the representations and warranties set forth in the first sentence of Section 2.1(b) of the Agreement; (b) the representations and warranties set forth in Sections 2.3 and 2.20 of the Agreement; (c) the representations and warranties set forth in any certificate delivered to Parent pursuant to the Agreement, to the extent such representations and warranties relate to any of the matters addressed in any of the representations and warranties specified in clause “(a)” or clause “(b)” of this sentence; and (d) the Specified §2.9 Representations.

Specified §2.9 Representations. “Specified §2.9 Representations” shall mean: (a) the representations and warranties set forth in subsections (a)—(f) (other than (f)(vi)) and subsections (h) and (i) of Section 2.9 of the Agreement to the extent they relate to the Acquired Corporations’ products required to be disclosed in Part 2.9(a)(i) of the Disclosure Schedule; and (b) the representations and warranties set forth in any certificate delivered to Parent pursuant to the Agreement, to the extent such representations and warranties relate to any of the matters addressed in any of the representations and warranties specified in clause “(a)” of this sentence.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

Tax. “Tax” shall mean any federal, state, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Transaction Expense. “Transaction Expense” shall mean any fee, cost, expense, payment, expenditure or liability of the Company or any other Acquired Corporation (including legal fees and expenses, accounting fees and expenses and financial advisory fees and expenses), whether incurred prior to the date of the Agreement, during the Pre-Closing Period or at or after the Effective Time, that relates to (a) the participation in or response to the investigation, review and inquiry conducted by Parent and its Representatives with respect to the business of the Acquired Corporations (and the furnishing of information to Parent and its Representatives in connection with such investigation and review), (b) the negotiation, preparation, drafting, review, execution, delivery or performance of the Agreement (including the Disclosure Schedule) or any certificate, opinion, Contract or other instrument or document delivered or to be delivered in connection with any of the Contemplated Transactions, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the Contemplated Transactions, or the obtaining of any Consent required to be obtained in connection with any of the Contemplated Transactions, or (d) the consummation of the Merger or any of the other Contemplated Transactions. Without limiting the generality of the foregoing, “Transaction Expenses” shall include any fees that are payable or may become payable by any Acquired Corporation in connection with the Contemplated Transactions for services that were performed at or prior to the Effective Time, even if the invoice for such fees is not issued until after the Effective Time.

User Data. “User Data” shall mean any Personal Data or other data or information collected by or on behalf of any Acquired Corporation from users of any Acquired Corporation Website or otherwise.

SCHEDULE I

Key Stockholders

Jason Judge

Brian Styles

Insight Venture Partners IV, L.P.

Insight Venture Partners IV (Fund B), L.P.

Insight Venture Partners (Cayman) IV, L.P.

Insight Venture Partners IV (Co-Investors), L.P.

Brian Small

Shana Small

The following schedules and exhibits to this Agreement and Plan of Merger have been omitted and will be provided to the Commission upon request to Quest Software, Inc.:

Schedule 1.4 – Directors and Officers of the Surviving Corporation

Schedule 1.5(b)(i) – Contracts with potential payments not included in Aggregate Change of Control Amount

Schedule 1.6 – List of Certain Employees

Schedule 6.14 – Agreements to be Amended or Terminated Prior to Closing

Schedule 7.8(b) – Persons to Execute Noncompetition Agreements

Schedule 7.8(f) – Form of Legal Opinion (Willkie Farr & Gallagher LLP)

Schedule 7.8(g) – Form of Legal Opinion (Morris, Nichols, Arsht & Tunnell)

Schedule 7.13(a) – Key Employees

Schedule 7.13(b) – Employees to be Terminated

Schedule 10.1(b) – Individuals Whose Knowledge to be Imputed to the Company

Exhibit B	–	Form of Certificate of Incorporation of the Surviving Corporation
Exhibit C	–	Form of Press Release
Exhibit D	–	Form of Noncompetition Agreement
Exhibit E	–	Form of Release
Exhibit F	–	Form of Certificate Amendment
Exhibit G	–	Form of Letter of Transmittal
Exhibit H	–	Form of Escrow Agreement
Exhibit I	–	Management Incentive Plan